PROSPECTUS

                               10,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               -----------------

THE CALIFORNIA HEALTHCARE FOUNDATION IS OFFERING 10,000,000 SHARES OF COMMON STOCK OF WELLPOINT HEALTH NETWORKS INC. INITIALLY, THE U.S. UNDERWRITERS ARE OFFERING 8,200,000 SHARES OF OUR COMMON STOCK IN THE UNITED STATES AND CANADA, AND THE INTERNATIONAL UNDERWRITERS ARE OFFERING 1,800,000 SHARES OF OUR COMMON STOCK OUTSIDE OF THE UNITED STATES AND CANADA. THE CALIFORNIA HEALTHCARE FOUNDATION CURRENTLY OWNS APPROXIMATELY 26.5% OF OUR COMMON STOCK AND WILL OWN APPROXIMATELY 11.7% AFTER THE OFFERING. WE ARE ALSO CURRENTLY OFFERING THROUGH ANOTHER PROSPECTUS $260,000,000 AGGREGATE PRINCIPAL AMOUNT AT MATURITY OF OUR ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES DUE 2019. IF THAT OFFERING IS SUCCESSFUL, WE INTEND TO USE THE PROCEEDS TO PURCHASE FROM THE CALIFORNIA HEALTHCARE FOUNDATION AN ADDITIONAL 2,000,000 SHARES.

OUR COMMON STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "WLP." ON JUNE 28, 1999, THE LAST REPORTED SALE PRICE OF OUR COMMON STOCK WAS $81 1/2 PER SHARE. OUR CERTIFICATE OF INCORPORATION PROHIBITS CERTAIN INSTITUTIONAL INVESTORS FROM OWNING MORE THAN ONE SHARE LESS THAN 10% OF OUR COMMON STOCK AND ANY OTHER PERSON OR ENTITY (OTHER THAN THE CALIFORNIA HEALTHCARE FOUNDATION) FROM BENEFICIALLY OWNING MORE THAN ONE SHARE LESS THAN 5% OF OUR COMMON STOCK. FOR A MORE DETAILED DISCUSSION OF THIS RESTRICTION, SEE "DESCRIPTION OF CAPITAL STOCK" BEGINNING ON PAGE 16.

                             ---------------------

                               PRICE $81 A SHARE
                               -----------------

                                                                            UNDERWRITING        PROCEEDS TO
                                                           PRICE           DISCOUNTS AND          SELLING
                                                         TO PUBLIC          COMMISSIONS         STOCKHOLDER
                                                     ------------------  ------------------  ------------------
PER SHARE..........................................        $81.00              $1.82               $79.18
TOTAL..............................................     $810,000,000        $18,225,000         $791,775,000

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL AND COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE CALIFORNIA HEALTHCARE FOUNDATION HAS GRANTED THE U.S. UNDERWRITERS THE RIGHT TO PURCHASE UP TO AN ADDITIONAL 1,500,000 SHARES OF COMMON STOCK TO COVER OVER-ALLOTMENTS. MORGAN STANLEY & CO. INCORPORATED EXPECTS TO DELIVER THE SHARES TO PURCHASERS ON JULY 2, 1999.

                              -------------------

MORGAN STANLEY DEAN WITTER                                   MERRILL LYNCH & CO.

            DEUTSCHE BANC ALEX. BROWN

                         DONALDSON, LUFKIN & JENRETTE

                                      SALOMON SMITH BARNEY

                                                  WARBURG DILLON READ LLC

JUNE 28, 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                             -----------
PROSPECTUS SUMMARY.........................................................................................           3

THE COMPANY................................................................................................           3

RECENT DEVELOPMENTS........................................................................................           3

THE OFFERING...............................................................................................           4

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA..........................................................           5

CAUTIONARY DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS.................................................           7

USE OF PROCEEDS............................................................................................           8

DIVIDEND POLICY............................................................................................           8

PRICE RANGE OF COMMON STOCK................................................................................           8

CAPITALIZATION.............................................................................................           9

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS................................................          10

SELLING STOCKHOLDER........................................................................................          16

DESCRIPTION OF CAPITAL STOCK...............................................................................          16

UNDERWRITERS...............................................................................................          20

LEGAL MATTERS..............................................................................................          23

EXPERTS....................................................................................................          23

WHERE YOU CAN FIND MORE INFORMATION........................................................................          24

                              -------------------

    You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide you with information or to make any representation to you that is not contained in this prospectus. This prospectus is not an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should not under any circumstances assume that the information in this prospectus is correct on any date after the date of this prospectus.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS AND OTHER INFORMATION, INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

                                  THE COMPANY

    We are one of the nation's largest publicly traded managed health care companies. As of March 31, 1999, we had approximately 6.9 million medical members and approximately 30 million specialty members. We offer a broad spectrum of network-based managed care plans. We provide these plans to small employer groups, individuals, large employer groups and the Medicare and Medicaid markets. Our managed care plans include health maintenance organizations ("HMOs"), preferred provider organizations ("PPOs"), point-of-service ("POS") plans, other hybrid plans and traditional indemnity plans. We also provide a broad array of specialty and other products, including pharmacy, dental, life insurance, preventive care, disability insurance, behavioral health, COBRA and flexible benefits account administration. In addition, we offer non-risk bearing managed care services, including underwriting, actuarial services, network access, medical cost management, claims processing and administrative services.

    We market our products in California under the name Blue Cross of California and outside of California under the name UNICARE. Historically, our primary market for managed care products has been California. We hold the exclusive right in California to market our products under the Blue Cross name and mark.

                              RECENT DEVELOPMENTS

    We entered into a merger agreement with Cerulean Companies, Inc. on July 9, 1998. Upon completion of the merger, Cerulean will become one of our wholly owned subsidiaries. Cerulean currently holds the exclusive license to use the Blue Cross and Blue Shield name in the state of Georgia. For a more complete description of the merger, please see our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, which is incorporated by reference into this prospectus. The pro forma financial statements included in this prospectus present our historical results of operations and those of Cerulean, with certain adjustments, as if the merger had occurred on the dates specified. We still need to obtain some approvals to complete the merger.

    We are also now offering for sale through another prospectus $260,000,000 aggregate principal amount at maturity of our Zero Coupon Convertible Subordinated Debentures Due 2019 (plus an additional $39,000,000 aggregate principal amount at maturity if the underwriters' over-allotment option is exercised in full). If the debentures are sold, we will have additional annual imputed interest expense of $3.7 million for financial reporting purposes during the first year that the debentures are outstanding. The implied interest expense will increase at a rate equal to the yield to maturity. We plan to use the net proceeds raised from the sale of the debentures, which we expect to be approximately $170 million, to repurchase at the same time from the California HealthCare Foundation an additional 2,000,000 shares, at a price per share equal to the price per share being offered to the public under this prospectus. After the repurchase and this offering, the California HealthCare Foundation will own 9.0% of our common stock, or 6.7% if the underwriters' over-allotment option is exercised in full. We expect that the sale of the debentures and the repurchase of the shares of our common stock will happen at the same time as the sale of common stock by the California HealthCare Foundation under this prospectus (or as soon as possible after such sale), but it may not happen then or at all.

                                  THE OFFERING

    THE FOLLOWING SUMMARIZES THE CALIFORNIA HEALTHCARE FOUNDATION'S OFFERING OF OUR COMMON STOCK AND OUR POSSIBLE REPURCHASE OF ADDITIONAL SHARES OF OUR COMMON STOCK FROM THE CALIFORNIA HEALTHCARE FOUNDATION.

Common stock offered by the California
  HealthCare Foundation......................  10,000,000 shares

Over-allotment option........................  1,500,000 shares

Common stock offered in:
  U.S. offering..............................  8,200,000 shares
  International offering.....................  1,800,000 shares
    Total....................................  10,000,000 shares

Common stock to be outstanding after the
  offering...................................  67,696,064 shares

Common stock to be owned by the selling
  stockholder after the offering and
  percentage of our outstanding common
  stock......................................  7,910,000 shares

                                               11.7% (9.5% assuming full exercise of
                                               over-allotment option)

Common stock to be outstanding after the
  offering and repurchase (assuming the
  repurchase of 2,000,000 shares)............  65,696,064 shares

Common stock to be owned by the selling
  stockholder after the offering and
  repurchase and percentage of our
  outstanding common stock (assuming the
  repurchase of 2,000,000 shares)............  5,910,000 shares

                                               9.0% (6.7% assuming full exercise of
                                               over-allotment option)

Use of proceeds..............................  We will not receive any proceeds from the sale by the selling stockholder of its
                                               shares.

New York Stock Exchange symbol...............  WLP

    We calculated the outstanding shares after the offering assuming the U.S. underwriters do not exercise the over-allotment option and based on the number of shares outstanding as of June 28, 1999, excluding a total of 5,678,998 shares of common stock issuable upon exercise of options granted by us under our stock option plans, of which approximately 2,498,473 were exercisable, as of May 31, 1999. We have calculated the outstanding shares after the offering excluding the shares expected to be issued in connection with the Cerulean transaction. Based on the offering price set forth in this prospectus, we currently anticipate issuing approximately 3.4 million shares in the Cerulean transaction, all of which will be freely tradeable upon issuance.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

    The following table sets forth for the periods indicated our selected historical financial data and historical operating statistics. For the period January 1, 1996 through May 20, 1996 (the effective date of our recapitalization with our then-largest stockholder), the selected historical consolidated financial data does not include the commercial operations of that stockholder. Information as of December 31, 1998 and for the three years ended December 31, 1998 has been derived from our consolidated financial statements which are incorporated by reference into this prospectus and which have been audited by PricewaterhouseCoopers LLP, our independent public accountants, whose report is incorporated by reference into this prospectus. The selected historical financial data and historical operating statistics for the three months ended March 31, 1999 have been derived from our unaudited consolidated financial statements and contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of this information. The operating results for the three months ended March 31, 1999 are not necessarily indicative of the operating results to be expected for the full year. For the purposes of presenting the unaudited pro forma financial data for the year ended December 31, 1998 and for the three months ended March 31, 1999, we have assumed that the Cerulean transaction was completed as of the beginning of each period. For the purposes of the unaudited pro forma balance sheet as of March 31, 1999, we have assumed that the Cerulean transaction was completed as of such date. For purposes of the as adjusted financial data for the year ended December 31, 1998 and for the three months ended March 31, 1999, we have assumed the completion of the debenture offering and the concurrent repurchase by us of 2,000,000 shares of common stock from the selling stockholder as of the beginning of each period. For the purposes of the unaudited as adjusted balance sheet as of March 31, 1999, we have assumed that the debenture offering and repurchase of our shares of common stock from the selling stockholder were completed as of such date. The pro forma and as adjusted data assume a price of $81 per share of our common stock, the offering price set forth in this prospectus.

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                    YEAR ENDED DECEMBER 31,          1998
                                -------------------------------  ------------
                                  1996       1997       1998      PRO FORMA
                                ---------  ---------  ---------  ------------
                                (IN THOUSANDS, EXCEPT EARNINGS PER SHARE DATA
                                          AND OPERATING STATISTICS)
INCOME STATEMENT DATA(A):
  Revenues:...................  $3,970,832 $5,642,238 $6,478,350  $ 7,805,411
  Operating Expenses:
    Operating expenses
      (excluding nonrecurring
      costs) (B)..............  3,571,773  5,173,390  6,031,522     7,469,797
    Nonrecurring costs........         --     14,535         --            --
                                ---------  ---------  ---------  ------------
                                3,571,773  5,187,925  6,031,522     7,469,797
  Operating Income............    399,059    454,313    446,828       335,614
    Interest expense..........     36,628     36,658     26,903        42,001
  Income from Continuing
    Operations before
    Cumulative Effect of
    Accounting Change.........    198,518    229,437    319,548       224,490
  Net Income..................    202,002    227,409    231,280            --
  Per Share Data (A)(C)(D)(E):
    Income from Continuing
      Operations before
      Cumulative Effect of
      Accounting Change:
      Earnings Per Share......      $2.99      $3.33      $4.63         $3.20
      Earnings Per Share
        Assuming Full
        Dilution..............      $2.99      $3.30      $4.55         $3.15
    Income (Loss) from
      Discontinued Operations:
      Earnings Per Share......      $0.05     $(0.03)    $(1.28)           --
      Earnings Per Share
        Assuming Full
        Dilution..............      $0.05     $(0.03)    $(1.26)           --
    Cumulative Effect of
      Accounting Change
      Earnings Per Share......         --         --         --            --
      Earnings Per Share
        Assuming Full
        Dilution..............         --         --         --            --
    Net Income:
      Earnings Per Share......      $3.04      $3.30      $3.35            --
      Earnings Per Share
        Assuming Full
        Dilution..............      $3.04      $3.27      $3.29            --

OPERATING STATISTICS (A)(F):
  Loss ratio..................       76.4%      80.6%      80.5%           --
  Selling expense ratio.......        5.3%       4.6%       4.4%           --
  General and administrative
    expense ratio.............       14.1%      15.4%      15.3%           --
  Net income ratio............        5.3%       4.2%       3.6%           --
  Medical Membership (G)......  4,485,000  6,638,000  6,892,000            --


                                                           THREE MONTHS ENDED
                                                             MARCH 31, 1999
                                                -----------------------------------------
                                 AS ADJUSTED      ACTUAL        PRO FORMA     AS ADJUSTED
                                -------------   -----------   -------------   -----------

INCOME STATEMENT DATA(A):
  Revenues:...................    $ 7,805,411    $1,771,245     $ 2,157,376    $2,157,376
  Operating Expenses:
    Operating expenses
      (excluding nonrecurring
      costs) (B)..............      7,469,797     1,640,489       2,026,167     2,026,167
    Nonrecurring costs........             --            --              --            --
                                -------------   -----------   -------------   -----------
                                    7,469,797     1,640,489       2,026,167     2,026,167
  Operating Income............        335,614       130,756         131,209       131,209
    Interest expense..........         45,651         6,100           9,874        10,782
  Income from Continuing
    Operations before
    Cumulative Effect of
    Accounting Change.........        222,743        71,110          70,421        69,891
  Net Income..................             --        50,552              --            --
  Per Share Data (A)(C)(D)(E):
    Income from Continuing
      Operations before
      Cumulative Effect of
      Accounting Change:
      Earnings Per Share......          $3.27         $1.06           $1.00         $1.02
      Earnings Per Share
        Assuming Full
        Dilution..............          $3.16         $1.04           $0.98         $0.98
    Income (Loss) from
      Discontinued Operations:
      Earnings Per Share......             --            --              --            --
      Earnings Per Share
        Assuming Full
        Dilution..............             --            --              --            --
    Cumulative Effect of
      Accounting Change
      Earnings Per Share......             --        $(0.31)             --            --
      Earnings Per Share
        Assuming Full
        Dilution..............             --        $(0.30)             --            --
    Net Income:
      Earnings Per Share......             --         $0.75              --            --
      Earnings Per Share
        Assuming Full
        Dilution..............             --         $0.74              --            --
OPERATING STATISTICS (A)(F):
  Loss ratio..................             --          80.9%             --            --
  Selling expense ratio.......             --           4.4%             --            --
  General and administrative
    expense ratio.............             --          14.7%             --            --
  Net income ratio............             --           2.9%             --            --
  Medical Membership (G)......             --     6,913,000              --            --

                                                                MARCH 31, 1999
                                                    ---------------------------------------
                                DECEMBER 31, 1998     ACTUAL      PRO FORMA     AS ADJUSTED
                                -----------------   ----------  -------------   -----------
                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and investments........     $2,764,302       $2,813,947   $3,197,250     $3,205,250
  Total assets................      4,225,834        4,328,961    5,246,797      5,259,426
  Long-term debt..............        300,000          300,000      525,000        699,629
  Total equity................      1,315,223        1,356,624    1,631,624      1,469,624

-------------

(A) We have restated financial information prior to 1998 to reflect our workers' compensation business, which we sold in September 1998, as a discontinued operation.

(B) The pro forma and as adjusted operating expenses include net other expenses.

(C) We have calculated per share data for the year ended December 31, 1996 using 66,366,500 shares, the number of shares outstanding immediately following completion of our recapitalization, plus the weighted average number of shares issued during 1996 after completion of the recapitalization.

(D) Per share data includes nonrecurring costs of $0.13 per share for 1997.

(E) We have restated per share data for 1996 to reflect the adoption of SFAS No. 128, "Earnings Per Share."

(F) The loss ratio represents health care services and other benefits as a percentage of premium revenue. All other ratios are shown as a percentage of premium revenue and management services revenue.

(G) Membership numbers are approximate and include some estimates based upon the number of contracts at the relevant date and an actuarial estimate of the number of members represented by each contract.

           CAUTIONARY DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus, including the documents that we incorporate by reference, contains forward-looking statements. Also, documents we subsequently file with the SEC and incorporate by reference will contain forward-looking statements. In particular, statements pertaining to our business operations and financial results of operations and financial condition contain forward-looking statements. Similarly, our pro forma financial statements and other pro forma information included in this prospectus and all our statements regarding anticipated market conditions and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

    - the effect on our operations of changes in federal and state health care regulation or new health care legislation or court decisions;

    - unexpected increases in health care costs;

    - an increase in competitive pressures in our markets that reduces our members or limits our ability to increase premiums to offset increased health care costs;

    - a failure to close our proposed merger with Cerulean or the effect of unexpected additional requirements necessary to obtain required approvals in order to close the merger;

    - increased costs or unforeseen problems in our operations that we experience as a result of our various acquisitions;

    - a failure of our computer systems to process information properly after this year; and

    - the loss of services of our independent agents and brokers or certain existing employees.

    We undertake no obligation to update these forward-looking statements as a result of any events or circumstances after the date made or to reflect the occurrence of unanticipated events.

UNCERTAINTIES REGARDING THE CLOSING OF THE CERULEAN TRANSACTION

    We may not be able to obtain all of the necessary approvals to complete our pending acquisition of Cerulean. In July 1998, we entered into a merger agreement with Cerulean. Cerulean currently holds the exclusive license to use the Blue Cross and Blue Shield name in the state of Georgia. On June 25, 1999, the merger was approved by the required majority of the Cerulean shareholders. In order to complete the merger, a number of conditions must be satisfied, including approval by the Georgia Department of Insurance after a public hearing. If the Georgia Department of Insurance fails to approve the merger then we will not be able to complete the merger. In addition, the merger agreement provides that either we or Cerulean may terminate the merger agreement if all conditions to closing are not satisfied on or before July 9, 1999. As of the date of this prospectus, not all of the conditions to closing have been satisfied and we cannot assure you that we will reach agreement with Cerulean to extend the merger agreement or on what terms an agreement may be reached. If all of the conditions to closing are not satisfied by July 9, 1999 and we have not come to an agreement with Cerulean to extend the termination date, then either we or Cerulean may terminate the merger agreement.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of shares of common stock being offered by the selling stockholder in this offering. See the discussion under the caption entitled "Selling Stockholder."

                                DIVIDEND POLICY

    We currently intend to retain all of our current and future earnings for use in our business. Our board of directors has determined to retain all of our earnings during 1999. The payment of any future dividends on shares of our common stock is at the discretion of our board of directors.

                          PRICE RANGE OF COMMON STOCK

    Our common stock is traded on the New York Stock Exchange under the symbol "WLP." The following table presents for the periods indicated the high and low sale prices for our common stock as reported on the New York Stock Exchange.

                                                                                                    HIGH          LOW
                                                                                                 -----------  -----------
Year Ended December 31, 1997
    First Quarter..............................................................................   $      457/8  $      327/8
    Second Quarter.............................................................................          51           373/4
    Third Quarter..............................................................................          601/2         461/4
    Fourth Quarter.............................................................................          581 /16         3813/16
Year Ended December 31, 1998
    First Quarter..............................................................................          701/16         421/4
    Second Quarter.............................................................................          74           6115/16
    Third Quarter..............................................................................          75           501/2
    Fourth Quarter.............................................................................          877/8         517/16
Year Ending December 31, 1999
    First Quarter..............................................................................          859/16         701/8
    Second Quarter (through June 28, 1999).....................................................          97           6613/16

    On June 28, 1999, the closing price on the New York Stock Exchange for our common stock was $81 1/2 per share. As of June 28, 1999, there were approximately 209 holders of record of our common stock.

                                 CAPITALIZATION

    The following table sets forth our unaudited capitalization as of March 31, 1999 on an actual basis and on a pro forma basis to give effect to the completion of the Cerulean transaction. In addition, the following table sets forth our unaudited capitalization as further adjusted to assume the completion of the debenture offering and the repurchase by us of 2,000,000 shares of common stock from the selling stockholder. The pro forma and as adjusted capitalization assume a price of $81 per share of our common stock, the offering price set forth in this prospectus.

                                                                                       MARCH 31, 1999
                                                                          ----------------------------------------
                                                                             ACTUAL      PRO FORMA    AS ADJUSTED
                                                                          ------------  ------------  ------------
                                                                                       (IN THOUSANDS)
Long-term debt:
  Revolving credit facility(1)..........................................  $    300,000  $    525,000  $    525,000
  Convertible subordinated debentures due 2019..........................       --            --            174,629
Stockholders' equity:
  Preferred stock, $0.01 par value, 50,000,000 shares authorized, none
    issued and outstanding..............................................       --            --            --
  Common stock, $0.01 par value, 300,000,000 shares authorized,
    71,008,772 issued...................................................           710           710           710
  Treasury stock, at cost, 3,501,556, 106,494 and 2,106,494 shares,
    respectively........................................................      (193,435)       (5,620)     (167,620)
  Additional paid-in capital............................................       938,083     1,025,268     1,025,268
  Accumulated other comprehensive income................................       (15,884)      (15,884)      (15,884)
  Retained earnings.....................................................       627,150       627,150       627,150
                                                                          ------------  ------------  ------------
    Total stockholders' equity..........................................     1,356,624     1,631,624     1,469,624
                                                                          ------------  ------------  ------------
      Total capitalization..............................................  $  1,656,624  $  2,156,624  $  2,169,253
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

---------

(1) Does not include the effect of our anticipated receipt of a tax refund of approximately $200 million, which we expect to use to reduce outstanding indebtedness under our revolving credit facility.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

    Our unaudited pro forma combined condensed balance sheet as of March 31, 1999 and our unaudited pro forma combined condensed income statements for the year ended December 31, 1998 and the three months ended March 31, 1999 are presented below. The unaudited pro forma combined condensed financial statements include historical amounts for us and Cerulean, adjusted to reflect our acquisition of Cerulean. See the discussion under the caption entitled "Recent Developments." The unaudited pro forma combined condensed financial statements are further adjusted to reflect the sale of the debentures and the repurchase of our common stock from the selling stockholder. See the notes to the unaudited pro forma combined condensed financial statements for a discussion of the transactions. The Cerulean balance sheet is presented on a classified basis to be consistent with our presentation. The Cerulean income statement for the year ended December 31, 1998 includes a one-time charge of $76.2 million related to its endowment of a non-profit foundation. Our net income for the three months ended March 31, 1999 includes an after-tax charge of $20.6 million, or $0.31 per basic and $0.30 per diluted share, related to an accounting change resulting from the adoption of AICPA Statement of Position 98-5, Reporting on the Costs of Start-Up Activities. For the purpose of presenting the unaudited pro forma combined condensed balance sheet, we have assumed that the merger occurred as of March 31, 1999, while we are presenting the unaudited pro forma combined condensed income statements on the basis that the transactions occurred as of the beginning of each period shown. The unaudited pro forma combined condensed financial statements also assume that we have reissued treasury shares with an aggregate value of $275 million. We have assumed that the remaining $225 million of merger consideration is financed with the incurrence of additional indebtedness under our existing revolving credit facility. For purposes of the as adjusted balance sheet and income statements, we have assumed that the proceeds from the issuance of the debentures are used to purchase 2,000,000 shares of our common stock from the selling stockholder at an assumed purchase price of $81 per share, the offering price of our common stock set forth in this prospectus. The remaining net proceeds from the sale of the debentures are expected to be used for general corporate purposes.

    As further discussed in the notes to the unaudited pro forma combined condensed financial statements, we have accounted for our pending merger with Cerulean using the purchase method of accounting. Under this method, the respective assets and liabilities of Cerulean are recorded at their estimated fair value.

    We have condensed or omitted some of the data and notes normally included in financial statements presented in accordance with generally accepted accounting principles. The unaudited pro forma combined condensed financial statements in this prospectus include, in the opinion of our management, all adjustments necessary for a fair presentation of our pro forma financial position and results of operations for the date and periods indicated. Our unaudited pro forma combined condensed balance sheet is not necessarily indicative of our financial condition had we completed the merger and the sale of the debentures as of March 31, 1999. Our unaudited pro forma combined condensed income statements are not necessarily indicative of our results of operations had we completed these transactions as of the dates indicated. In addition, our unaudited pro forma combined condensed financial statements are not necessarily indicative of our future financial condition or results of operations. The pro forma financial information should be read in conjunction with our historical consolidated financial statements and those of Cerulean, which are incorporated by reference in this prospectus.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                 MARCH 31, 1999

                                  (UNAUDITED)

                                                                 ADJUSTMENTS                  DEBENTURE
                                                                 FOR CERULEAN                  OFFERING         AS
                                        WELLPOINT     CERULEAN      MERGER      PRO FORMA    ADJUSTMENTS     ADJUSTED
                                       ------------  ----------  ------------  ------------  ------------  ------------
                                                           (IN THOUSANDS, EXCEPT NUMBER OF SHARES)
ASSETS
Cash and current investments.........  $  2,708,876  $  383,303   $   --       $  3,092,179   $    8,000(5) $  3,100,179
Other current assets.................       831,507     134,582        3,289   )(2      969,378      --         969,378
                                       ------------  ----------  ------------  ------------  ------------  ------------
    Total current assets.............     3,540,383     517,885        3,289      4,061,557        8,000      4,069,557
Intangible assets and goodwill,
  net................................       424,067      --          308,059(1)      732,126      --            732,126
Other non-current assets.............       364,511      88,603       --            453,114        4,629(5)      457,743
                                       ------------  ----------  ------------  ------------  ------------  ------------
    Total non-current assets.........       788,578      88,603      308,059      1,185,240        4,629      1,189,869
                                       ------------  ----------  ------------  ------------  ------------  ------------
    Total assets.....................  $  4,328,961  $  606,488   $  311,348   $  5,246,797   $   12,629   $  5,259,426
                                       ------------  ----------  ------------  ------------  ------------  ------------
                                       ------------  ----------  ------------  ------------  ------------  ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Medical claims payable and reserves
  for future policy benefits.........  $  1,058,434  $  193,040   $   --       $  1,251,474   $   --       $  1,251,474
Unearned premiums....................       214,994      10,060       --            225,054       --            225,054
Experience rated and other refunds...       230,442       7,769       --            238,211       --            238,211
Other current liabilities............       752,557      67,549       78,936   )(2      899,042      --         899,042
                                       ------------  ----------  ------------  ------------  ------------  ------------
    Total current liabilities........     2,256,427     278,418       78,936      2,613,781       --          2,613,781
Long-term reserves for future policy
  benefits...........................       307,501      --           --            307,501       --            307,501
Long-term debt.......................       300,000      --          225,000   )(4      525,000      --         525,000
Convertible subordinated
  debentures.........................       --           --           --            --           174,629(5)      174,629
Other non-current liabilities........       108,409      60,482       --            168,891       --            168,891
                                       ------------  ----------  ------------  ------------  ------------  ------------
    Total liabilities................     2,972,337     338,900      303,936      3,615,173      174,629      3,789,802
Mandatorily redeemable preferred
  stock..............................       --           46,645      (46,645)(1)      --          --            --
Common stock, $0.01 par value,
  300,000,000 shares authorized,
  71,008,772 issued..................           710      --           --                710       --                710
Class A common stock.................       --                4           (4)(1)      --          --            --
Treasury stock, at cost, 3,501,556,
  106,494 and 2,106,494 shares
  historically, pro forma and as
  adjusted, respectively.............      (193,435)     --          187,815   )(4       (5,620)    (162,000)(5)     (167,620)
Additional paid-in capital...........       938,083      45,188       41,997      )(4    1,025,268      --    1,025,268
Stock warrants exercisable...........       --           29,968      (29,968)(1)      --          --            --
Accumulated other comprehensive
  income.............................       (15,884)     16,021      (16,021)(1)      (15,884)      --          (15,884)
Retained earnings....................       627,150     129,762     (129,762)(1)      627,150      --           627,150
                                       ------------  ----------  ------------  ------------  ------------  ------------
Total stockholders' equity...........     1,356,624     220,943       54,057      1,631,624     (162,000)     1,469,624
                                       ------------  ----------  ------------  ------------  ------------  ------------
    Total liabilities and
      stockholders' equity...........  $  4,328,961  $  606,488   $  311,348   $  5,246,797   $   12,629   $  5,259,426
                                       ------------  ----------  ------------  ------------  ------------  ------------
                                       ------------  ----------  ------------  ------------  ------------  ------------

    See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

                 PRO FORMA COMBINED CONDENSED INCOME STATEMENT

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                  (UNAUDITED)

                                                         ADJUSTMENTS                 DEBENTURE
                                                         FOR CERULEAN                OFFERING        AS
                                WELLPOINT    CERULEAN       MERGER      PRO FORMA   ADJUSTMENTS   ADJUSTED
                               -----------  -----------  ------------  -----------  -----------  -----------
                                                              (IN THOUSANDS)
Revenues.....................  $ 6,478,350  $ 1,334,320   $   (7,259)(6) $ 7,805,411  $  --      $ 7,805,411
Expenses.....................    6,059,461    1,387,895       22,441   )(7   7,469,797     --      7,469,797
                               -----------  -----------  ------------  -----------  -----------  -----------
Operating and other income...      418,889      (53,575)     (29,700)      335,614      --           335,614
Interest expense.............       26,903      --            15,098(8)      42,001      3,650 (11      45,651
                               -----------  -----------  ------------  -----------  -----------  -----------
Income (loss) from continuing
  operations before provision
  for income taxes and
  minority interests.........      391,986      (53,575)     (44,798)      293,613      (3,650)      289,963
Provision (benefit) for
  income taxes...............       72,438        2,073       (6,908)(9)      67,603     (1,903) 12)      65,700
Minority interests in
  earnings of joint venture
  investments................      --            (1,520)      --            (1,520)     --            (1,520)
                               -----------  -----------  ------------  -----------  -----------  -----------
Income (loss) from continuing
  operations.................  $   319,548  $   (57,168)  $  (37,890)  $   224,490   $  (1,747)  $   222,743
                               -----------  -----------  ------------  -----------  -----------  -----------
                               -----------  -----------  ------------  -----------  -----------  -----------
Earnings per share...........  $      4.63                             $      3.20               $      3.27
                               -----------                             -----------               -----------
                               -----------                             -----------               -----------
Earnings per share assuming
  full dilution..............  $      4.55                             $      3.15               $      3.16(14)
                               -----------                             -----------               -----------
                               -----------                             -----------               -----------
Weighted average number of
  shares outstanding.........       69,099                     1,099 (10      70,198     (2,000) 13)      68,198
                               -----------               ------------  -----------  -----------  -----------
                               -----------               ------------  -----------  -----------  -----------
Weighted average number of
  shares outstanding
  including common stock
  equivalents................       70,259                     1,099 (10      71,358       (233)     14)      71,125
                               -----------               ------------  -----------  -----------  -----------
                               -----------               ------------  -----------  -----------  -----------

    See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

                 PRO FORMA COMBINED CONDENSED INCOME STATEMENT

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                                  (UNAUDITED)

                                                       ADJUSTMENTS                 DEBENTURE
                                                       FOR CERULEAN                OFFERING        AS
                                WELLPOINT   CERULEAN      MERGER      PRO FORMA   ADJUSTMENTS   ADJUSTED
                               -----------  ---------  ------------  -----------  -----------  -----------
                                                             (IN THOUSANDS)
Revenues.....................  $ 1,771,245  $ 388,951   $   (2,820)(6) $ 2,157,376  $  --      $ 2,157,376
Expenses.....................    1,648,574    374,613        2,980   )(7   2,026,167     --      2,026,167
                               -----------  ---------  ------------  -----------  -----------  -----------
Operating and other income...      122,671     14,338       (5,800)      131,209      --           131,209
Interest expense.............        6,100     --            3,774(8)       9,874        908(11)      10,782
                               -----------  ---------  ------------  -----------  -----------  -----------
Income (loss) before
  provision for income taxes,
  minority interests and
  cumulative effect of
  accounting change..........      116,571     14,338       (9,574)      121,335        (908)      120,427
Provision (benefit) for
  income taxes...............       45,461      3,654        1,369(9)      50,484       (378) 12)      50,106
Minority interests in
  earnings of joint venture
  investments................      --            (430)      --              (430)     --              (430)
                               -----------  ---------  ------------  -----------  -----------  -----------
Income (loss) before
  cumulative effect of
  accounting change..........  $    71,110  $  10,254   $  (10,943)  $    70,421   $    (530)  $    69,891
                               -----------  ---------  ------------  -----------  -----------  -----------
                               -----------  ---------  ------------  -----------  -----------  -----------
Earnings per share...........  $      1.06                           $      1.00               $      1.02
                               -----------                           -----------               -----------
                               -----------                           -----------               -----------
Earnings per share assuming
  full dilution..............  $      1.04                           $      0.98               $      0.98(14)
                               -----------                           -----------               -----------
                               -----------                           -----------               -----------
Weighted average number of
  shares outstanding.........       67,259                   3,395 (10      70,654     (2,000) 13)      68,654
                               -----------             ------------  -----------  -----------  -----------
                               -----------             ------------  -----------  -----------  -----------
Weighted average number of
  shares outstanding
  including common stock
  equivalents................       68,561                   3,395 (10      71,956       (233)     14)      71,723
                               -----------             ------------  -----------  -----------  -----------
                               -----------             ------------  -----------  -----------  -----------

    See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

 (1) The net increase in intangible assets of $308.1 million is a result of the excess of cost over the fair market value of the net assets of Cerulean (at a purchase price of $500 million) and certain estimated purchase price adjustments related to the merger. The purchase results in the elimination of the Cerulean mandatorily redeemable preferred stock ($46.6 million) and equity ($220.9 million) and increases liabilities by $84.4 million net of an increase in the deferred tax asset of $8.8 million for expected costs related to the merger, including estimated change in control payments to Cerulean management of $54.3 million and approximately $30.1 million related to severance and other employee payments. We intend to complete a study on the allocation of the identified intangible assets of Cerulean such as the Blue Cross Blue Shield name and service mark, employer groups and provider contracts and also goodwill upon consummation of the transaction. Although no such allocation has yet been completed, the following preliminary allocation of the intangible assets is presented for informational purposes. These assets have been assigned preliminary values and lives consistent with the methodology used in our previous acquisitions.

                                                                       ASSIGNED VALUE       LIFE
                                                                        (IN MILLIONS)    (IN YEARS)
                                                                       ---------------  -------------
Blue Cross Blue Shield name and mark.................................     $    90.8              40
Employer relationships
  Experience-rated...................................................         183.7              14
  Direct pay.........................................................           2.3               5
Company-developed software...........................................          19.8             1.5
Goodwill.............................................................          11.5              20
                                                                             ------
                                                                          $   308.1
                                                                             ------
                                                                             ------

 (2) Represents the elimination of $5.5 million of accounts receivable/payable arising from transactions between one of our subsidiaries and Cerulean.

 (3) Reflects our payment of $225 million cash related to the maximum cash component of the merger, financed through the incurrence of indebtedness, and WellPoint's reissuance of our common stock held in treasury with a value of $275 million in connection with the merger. These pro forma financial statements assume that our common stock was reissued from treasury at $81 per share, the offering price set forth in this prospectus. Please refer to note 4 for a more complete description of the assumptions used regarding the financing of the merger. From time to time, we may also incur additional indebtedness in order to, among other things, fund additional repurchases of our common stock.

 (4) Our pro forma financial statements assume that the merger is financed primarily through the reissuance of treasury shares having a value of $275 million, based on the per share offering price in this prospectus, and through the incurrence of indebtedness of $225 million, representing the maximum cash payment to Cerulean shareholders. Our board of directors has authorized us and we intend to purchase additional shares of our common stock prior to and following the merger in an amount equal to the number of shares to be issued in connection with the merger, provided that we will not purchase shares of our common stock following the merger unless we receive a ruling from the IRS, or determine after consultation with counsel, that the purchase will not prevent the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. Through June 28, 1999, we had repurchased an aggregate of 3.5 million shares of our common stock in anticipation of the merger at an average purchase price of $55.32 per share.

 (5) Represents the issuance of the debentures resulting in net proceeds of approximately $170 million after offering costs of approximately $4.6 million. The net offering proceeds from the sale of the debentures will be used to purchase 2,000,000 shares of our common stock from the California HealthCare Foundation at $81 per share, the offering price set forth in this prospectus. The remainder of the net offering proceeds of approximately $8.0 million is expected to be available for general corporate purposes.

 (6) Represents the elimination of $7.3 million and $2.8 million for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively, of revenue and expense related to transactions between one of our subsidiaries and Cerulean.

 (7) Reflects the adjustment required to amortize, for the year ended December 31, 1998 and the three months ended March 31, 1999, the intangible assets of $308.1 million estimated to be created as a result of the merger on a straight-line basis over the life of each of the identified intangible assets and goodwill, which results in $29.9 million and $5.8 million of amortization expense for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively.

 (8) The increase in interest expense of $15.1 million and $3.8 million for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively, reflects the cost of $225 million of indebtedness incurred to finance the merger (see note 3) at an assumed fixed rate of 6.71% per annum, which represents an estimate of our effective interest rate as a result of our currently effective interest rate swap agreements. A 1/8% increase in the effective interest rate results in no change per basic or diluted share for the year ended December 31, 1998 or the three months ended March 31, 1999.

 (9) Reflects the tax effect of the pro forma adjustments to effect the merger to bring the pro forma tax expense in line with the projected effective tax rate, which results in a decrease in tax expense of $6.9 million for the year ended December 31, 1998 and an increase in tax expense of $1.4 million for the three months ended March 31, 1999. The projected effective tax rate has been increased to reflect the assumption that the goodwill generated as a result of the merger will not be deductible. The historical tax expense of WellPoint for the year ended December 31, 1998 includes a one-time benefit of $85.5 million related to its receipt of a private letter ruling from the IRS regarding the deductibility of some payments made at the time of its May 1996 recapitalization.

 (10) The increase in the weighted average shares outstanding for the year ended December 31, 1998 results from the elimination of the impact of the repurchase of 3.4 million shares of our common stock acquired throughout the year, which are assumed to be issued in conjunction with the merger. The increase in the weighted average shares outstanding for the three months ended March 31, 1999 results from the impact of the reissuance, as a result of the merger, of 3.4 million shares of our common stock held in treasury.

 (11) The increase in interest expense of $3.7 million and $0.9 million for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively, represents the effect of the issuance of the debentures discussed in note 5, based on an assumed effective yield of 2.0% and the amortization of the deferred debt issuance costs. As the debentures pay no stated interest, the aggregate principal balance of the debentures increases by the amount of the aggregate interest expense accrued until maturity, when the principal amount due at maturity will be approximately $260.0 million. The interest expense accrued will increase in each subsequent year until maturity.

 (12) Reflects the tax effect of the pro forma adjustment to interest expense in note 11 above based on the overall effective tax rate for each period, resulting in a decrease in income tax expense of $1.9 million and $0.4 million for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively.

 (13) The net change in weighted average shares outstanding for the year ended December 31, 1998 and the three months ended March 31, 1999 reflects the impact of the repurchase of 2.0 million shares of our common stock with a portion of the proceeds from the sale of our debentures.

 (14) The calculation of diluted earnings per share for the year ended December 31, 1998 and the three months ended March 31, 1999 assumes the conversion of the debentures as of the beginning of the period, resulting in the elimination of the after-tax interest charge and the addition of approximately 1.8 million converted shares to the diluted weighted average shares outstanding.

                              SELLING STOCKHOLDER

    As of June 28, 1999, the selling stockholder owned 17,910,000 shares of our common stock, representing approximately 26.5% of the total 67,696,064 shares of common stock outstanding. Following the offering, the selling stockholder will own 7,910,000 shares of our common stock, which will represent approximately 11.7% of the outstanding shares. If the over-allotment option is exercised in full, the selling stockholder will own 6,410,000 shares of our common stock, which will represent approximately 9.5% of the outstanding shares. If we repurchase 2,000,000 shares of our common stock from the selling stockholder with the proceeds from our sale of debentures, the selling stockholder will own 5,910,000 shares of our common stock, which will represent 9.0% of the outstanding shares or, if the underwriters' over-allotment option is exercised in full, 4,410,000 shares of our common stock, which will represent 6.7% of the outstanding shares. The shares owned by the selling stockholder are subject to the provisions of a voting trust agreement and a voting agreement, which may inhibit or delay changes of control or other significant corporate events.

    We have entered into a Registration Rights Agreement with the selling stockholder, granting the selling stockholder certain demand and unlimited "piggyback" registration rights. The selling stockholder is selling shares in this offering pursuant to the exercise of its demand registration rights. When the selling stockholder's ownership of our common stock falls below 10% of our outstanding shares, which may occur as a result of this offering, our repurchase of shares with the proceeds of the sale of debentures and the closing of the Cerulean merger, the selling stockholder may no longer be deemed an affiliate of ours. Once the selling stockholder is no longer deemed to be our affiliate, and upon expiration of the applicable lock-up period described under the caption entitled "Underwriting," the selling stockholder will be able to freely sell the remainder of its shares of our common stock at any time. Sales of substantial amounts of common stock in the public market may adversely affect the market price of our common stock.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

    Under our certificate of incorporation, we are authorized to issue up to 300,000,000 shares of common stock, $0.01 par value. As of June 28, 1999, there were 67,696,064 shares of common stock issued and outstanding. In addition, up to 10,900,000 shares, excluding decreases that have occurred as a result of issuances, have been reserved for issuance upon the exercise of options and awards or upon purchase under our 1999 Stock Incentive Plan, 1994 Stock Option/Award Plan, Employee Stock Purchase Plan and Employee Stock Option Plan. ChaseMellon Shareholder Services, L.L.C. is the transfer agent and registrar of the shares of common stock.

    Shares of our common stock:

    - are not redeemable;

    - do not have any conversion rights and are not subject to call;

    - do not have any preemptive rights which would allow the holders of our common stock to maintain their percentage of ownership in future offerings or sales of our stock;

    - are entitled to one vote per share on all matters submitted to a vote of our stockholders with no cumulative voting rights;

    - are fully paid and nonassessable;

    - are entitled to receive dividends, if any, as and when declared from time to time by our board of directors out of assets or funds legally available for distribution, subject to the restrictions on shares owned in excess of the ownership limit as described below; and

    - will be entitled to participate ratably, in proportion to the number of shares held, in our net assets available for distribution to holders of our common stock, upon liquidation, dissolution or winding up of our affairs.

PREFERRED STOCK

    We are authorized to issue up to 50,000,000 shares of preferred stock, $0.01 par value, none of which is outstanding as of the date of this prospectus. Our board of directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, without any further vote or action by our stockholders, unless action is required by applicable laws or regulations or by the terms of other outstanding preferred stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company.

CERTAIN CHARTER PROVISIONS THAT MAY LIMIT CHANGES IN CONTROL

    In connection with our recapitalization in May 1996, we entered into a license agreement with the Blue Cross Blue Shield Association which granted us the exclusive license to use the Blue Cross name in California. The license agreement requires as a condition to our retention of the Blue Cross license that our certificate of incorporation contain the following provisions:

    RESTRICTIONS ON OWNERSHIP AND TRANSFER

    Our certificate of incorporation provides that no person other than the selling stockholder may beneficially own shares of voting capital stock of our company in excess of the ownership limit. As a result of an agreement between us and the Blue Cross Blue Shield Association executed in December 1997, in accordance with the provisions of Article VII, Section 14(f)(2) of our certificate of incorporation, the ownership limit is the following:

    - for any "Institutional Investor," one share less than 10% of our outstanding voting securities; and

    - for any "Noninstitutional Investor," other than the selling stockholder, one share less than 5% of our outstanding voting securities.

    "Institutional Investor" means any person if (but only if) such person is:

    - a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended;

    - a bank as defined in Section 3(a)(6) of the Exchange Act;

    - an insurance company as defined in Section 3(a)(19) of the Exchange Act;

    - an investment company registered under Section 8 of the Investment Company Act of 1940;

    - an investment adviser registered under Section 203 of the Investment Advisers Act of 1940;

    - an employee benefit plan, or pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or an endowment fund;

    - a parent holding company, provided the aggregate amount held directly by the parent, and directly and indirectly by its subsidiaries which are not persons specified in the six bullet points listed above, does not exceed one percent of the securities of the subject class such as common stock; or

    - a group, provided that all the members are persons specified in the seven bullet points listed above.

    In addition, every filing made by such person with the SEC under Regulations 13D-G (or any successor regulations) under the Exchange Act with respect to that person's beneficial ownership must contain a certification (or a substantially similar one) that our common stock acquired by that person was acquired in the ordinary course of business and was not acquired for the purpose of and does not have the effect of changing or influencing the control of our company and was not acquired in connection with or as a participant in any transaction having such purpose or effect.

    "Noninstitutional Investor" means any person that is not an Institutional Investor.

    Any transfer of stock that would result in any person beneficially owning shares of voting capital stock in excess of the ownership limit will result in the intended transferee acquiring no rights in such shares (with certain exceptions) and the person's shares will be deemed transferred to an escrow agent to be held until the shares are transferred to a person whose ownership of the shares will not violate the ownership limit. These provisions prevent a third party from obtaining control of our company without obtaining the supermajority vote required to amend our certificate of incorporation and may have the effect of discouraging or even preventing a merger or business combination, a tender offer or similar extraordinary transaction involving us.

    STOCKHOLDERS' MEETINGS

    Our certificate of incorporation provides that special meetings of our stockholders may be called at any time only by a majority of the board of directors, the chairman of the board, the president or the holders of shares entitled to cast not less than 10% of the votes at the meeting. This provision will make it more difficult for stockholders to take actions opposed by the board of directors.

    NO ACTION BY STOCKHOLDER CONSENT

    Our certificate of incorporation prohibits action that is required or permitted to be taken at any annual or special meeting of our stockholders from being taken by the written consent of stockholders without a meeting.

    CLASSIFIED BOARD OF DIRECTORS

    Our certificate of incorporation and bylaws provide that our board of directors is divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. These classes, after an interim period, will serve for staggered three-year terms. The classified board provisions could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our stockholders. In addition, these provisions could delay stockholders who do not like the policies of the board of directors from removing a majority of the members of the board for two years unless such stockholders can show cause and obtain the requisite vote.

    SUPERMAJORITY PROVISIONS

    Under our certificate of incorporation, the affirmative vote of the holders of at least 75% of each class of the shares of voting capital stock represented and voting at a duly held meeting of stockholders at which a quorum is present, voting by class, is required to amend certain provisions of the certificate of incorporation, including the provisions concerning:

    - the number of directors,

    - the classified board provision,

    - the filling of vacancies on the board of directors,

    - the power of directors to amend our certificate of incorporation,

    - the prohibition on stockholder action by written consent,

    - the ownership and transfer restrictions,

    - the prohibition on cumulative voting by stockholders, and

    - the requirement for supermajority stockholder approval to amend such provisions.

    In addition, any amendment of our certificate of incorporation, and amendment of certain provisions of our bylaws, requires the approval of the greater of two-thirds or seven of the company's directors.

SHARES ELIGIBLE FOR FUTURE SALE

    We have granted the selling stockholder certain demand and unlimited "piggyback" registration rights. In addition, when the selling stockholder is no longer deemed to be our affiliate, and upon expiration of the applicable lock-up period described under the caption entitled "Underwriters," it may freely sell the remainder of its shares of our common stock at any time. See the discussion under the caption entitled "Selling Stockholder." We have agreed to grant certain demand and unlimited "piggyback" registration rights to Georgia Strategic Healthcare, LLC, a stockholder of Cerulean, on the closing of the merger with Cerulean. Under this agreement, if necessary to allow the stockholder to freely sell its shares, we will register for possible sale all of this stockholder's common stock from the closing of the merger through 90 days after the closing. Based on an assumed price of our common stock of $81, this stockholder will receive approximately 1,098,000 shares of our common stock in the merger. In addition, upon closing of our merger with Cerulean, approximately 70,000 individual Cerulean stockholders may receive relatively small amounts of our common stock. Based upon an assumed price of our common stock of $81 per share, we expect to issue approximately 3.4 million shares in connection with the Cerulean transaction. All of these shares will be freely tradeable upon issuance. Sales of substantial amounts of our common stock in the public market by the selling stockholder or Georgia Strategic Healthcare, LLC, or by other Cerulean stockholders, may adversely affect the market price of our common stock.

                                  UNDERWRITERS

    Under the terms and conditions of the underwriting agreement dated the date of this prospectus, the U.S. underwriters named below, for whom Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Smith Barney Inc. and Warburg Dillon Read LLC, a subsidiary of UBS AG, are acting as U.S. representatives, and the international underwriters named below for whom Morgan Stanley & Co. International Limited, Merrill Lynch International, Deutsche Bank AG London, Donaldson, Lufkin & Jenrette International, Salomon Brothers International Limited and UBS AG, acting through its division Warburg Dillon Read, are acting as international managers, have severally agreed to purchase, and the selling stockholder has agreed to sell to them, severally, the number of shares of our common stock indicated below:

                                                                                                       NUMBER OF
NAME                                                                                                     SHARES
----------------------------------------------------------------------------------------------------  ------------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated.................................................................     2,024,000
  Merrill Lynch, Pierce, Fenner & Smith
              Incorporated..........................................................................     2,024,000
  Deutsche Bank Securities Inc. ....................................................................       828,000
  Donaldson, Lufkin & Jenrette Securities Corporation...............................................       828,000
  Salomon Smith Barney Inc..........................................................................       828,000
  Warburg Dillon Read LLC, a subsidiary of UBS AG...................................................       828,000
  ABN AMRO Chicago Corporation......................................................................        80,000
  Banc of America Securities LLC....................................................................        80,000
  Chase Securities Inc..............................................................................        40,000
  Conning & Company.................................................................................        40,000
  Credit Suisse First Boston Corporation............................................................        80,000
  A.G. Edwards & Sons, Inc..........................................................................        80,000
  Fox-Pitt, Kelton Inc. ............................................................................        40,000
  ING Baring Furman Selz LLC........................................................................        80,000
  Edward D. Jones & Co., L.P........................................................................        80,000
  Neuberger & Berman................................................................................        40,000
  PaineWebber Incorporated..........................................................................        80,000
  SG Cowen Securities Corporation...................................................................        80,000
  Sanford C. Bernstein & Co., Inc. .................................................................        40,000
                                                                                                      ------------
    Subtotal........................................................................................     8,200,000
                                                                                                      ------------

International Underwriters:
  Morgan Stanley & Co. International Limited........................................................       396,000
  Merrill Lynch International.......................................................................       396,000
  Deutsche Bank AG London...........................................................................       162,000
  Donaldson, Lufkin & Jenrette International........................................................       162,000
  Salomon Brothers International Limited............................................................       162,000
  UBS AG, acting through its division Warburg Dillon Read...........................................       162,000
  ABN AMRO Rothchild................................................................................        45,000
  Commerzbank AG....................................................................................        45,000
  Credit Lyonnais Securities Euro-Securities Ltd. ..................................................        45,000
  Hsbe Investment Bank Plc..........................................................................        45,000
  Indosuez Capital..................................................................................        45,000
  Kredietbank NV....................................................................................        45,000
  Rabobank Nederland................................................................................        45,000
  ScotiaMcLeod Inc..................................................................................        45,000
                                                                                                      ------------

    Subtotal........................................................................................     1,800,000
                                                                                                      ------------
      Total.........................................................................................    10,000,000
                                                                                                      ------------
                                                                                                      ------------

    The underwriters are offering the shares of common stock subject to their acceptance of the shares from the selling stockholder and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares are conditioned on the delivery of legal opinions by their counsel. The underwriters are obligated to purchase all of the shares, except those covered by the U.S. underwriters' over-allotment option described below, if any are purchased.

    In the agreement between U.S. and international underwriters, each U.S. underwriter has represented and agreed that (1) it is not purchasing any shares for the account of anyone other than a United States or Canadian person and (2) it has not offered or sold, and will not offer or sell any shares or distribute any prospectus relating to the shares outside the United States or Canada or to anyone other than a United States or Canadian person. Each international underwriter has represented and agreed that (1) it is not purchasing any shares for the account of any United States or Canadian person and (2) it has not offered or sold, and will not offer or sell any shares or distribute any prospectus relating to the shares in the United States or Canada or to any United States or Canadian person. For any underwriter that is both a U.S. underwriter and an international underwriter, these representations and agreements (1) made by it in its capacity as a U.S. underwriter apply only to it in its capacity as a U.S. underwriter and (2) made by it in its capacity as an international underwriter apply only to it in its capacity as an international underwriter. The limitations described above do not apply to, among other things, stabilization transactions or to other transactions specified in the agreement between U.S. and international underwriters. As used in this section, "United States or Canadian person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision of the United States or Canada, other than a branch located outside the United States and Canada of any United States or Canadian person. "United States or Canadian person" includes any United States or Canadian branch of an entity who is otherwise not a United States or Canadian person.

    In the agreement between U.S. and international underwriters, sales of shares may be made between U.S. underwriters and international underwriters. The price of any shares so sold will be the public offering price set forth on the cover page of this prospectus, in U.S. dollars, less an amount not greater than the per share amount of the concession to the dealers set forth below.

    In the agreement between U.S. and international underwriters, each U.S. underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws of Canada. Each U.S. underwriter has represented that any offer or sale of shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which the offer or sale is made. Each U.S. underwriter has further agreed to send to any dealer who purchases from it any of the shares a notice stating that, by purchasing the shares, the dealer agrees that any offer or sale of shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which the offer or sale is made. Each dealer will deliver to any other dealer to whom it sells any shares a notice containing substantially the same Canadian selling restrictions.

    In the agreement between U.S. and international underwriters, each international underwriter has represented and agreed that:

    - it has not offered or sold and, prior to the date six months after the closing date for the sale of the shares to the international underwriters, will not offer or sell, any shares to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

    - it has complied and will comply with all applicable provisions of the Financial Services Act 1986; and

    - it has and will distribute any document relating to the shares in the United Kingdom only to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be distributed.

    In the agreement between U.S. and international underwriters, each international underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell in Japan or to or for the account of any resident of Japan any of the shares. This limitation does not apply to offers or sales to Japanese international underwriters or dealers and offers and sales pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each international underwriter has further agreed to send to any dealer who purchases from it any of the shares a notice stating that, by purchasing the shares, the dealer agrees that any offer or sale of the shares in Japan will be made only to Japanese international underwriters or dealers or under an exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each dealer will send to any other dealer to whom it sells any shares a notice containing substantially the same Japanese selling restrictions.

    The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may also offer the shares to securities dealers at a price that represents a concession not in excess of $1.10 a share under the public offering price. Any underwriter may allow, and dealers may reallow, a concession not in excess of $0.10 a share to other underwriters or to securities dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be changed by the representatives.

    The U.S. underwriters have an option to purchase from the selling stockholder up to an aggregate of 1,500,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The U.S. underwriters' option is exercisable for 30 days from the date of this prospectus. The U.S. underwriters may exercise this option only for the purpose of covering over-allotments, if any, made in connection with this offering. If this option is exercised, each U.S. underwriter will become obligated to purchase the same percentage of additional shares of common stock as set forth in the preceding table. If the U.S. underwriters' option is exercised in full, the total price to the public for this offering would be $931,500,000, the total underwriting discounts and commissions would be $20,958,750 and the total proceeds to California HealthCare Foundation would be $910,541,250.

    Our company and certain of our executive officers have agreed, and the selling stockholder has agreed, that we and they will not, during the period ending 90 days after the date of this prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

    - enter into any swap or other arrangement that transfers to another person, in whole or in part, any of the economic consequences of ownership of the common stock, whether any transaction described above is to be settled by delivery of common stock or other securities, in cash, or otherwise. These restrictions are subject to certain limited exceptions set forth in the underwriting agreements, including those relating to:

    - the issuance of options or common stock under employee or director benefit plans and stock for stock exercise of options;

    - the issuance of shares by us in connection with the acquisition of a business; and

    - the repurchase of shares of common stock from the selling stockholder.

    In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in our common stock for their own account. In addition, to cover over-allotments or to stabilize the price of our common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the shares in the offering, if the syndicate repurchases previously distributed shares in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

    From time to time, some of the U.S. and international underwriters and their affiliates have engaged in, and may in the future engage in, commercial banking and investment banking transactions with us and the selling stockholder and our affiliates. In addition, Donaldson, Lufkin & Jenrette Securities Corporation is providing us with financial advisory services in connection with the Cerulean transaction.

    Our company, the selling stockholder and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of our common stock to be offered in this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP, San Francisco, California. Certain legal matters in connection with the offering will be passed upon for the selling stockholder by Munger, Tolles & Olson LLP, Los Angeles, California and for the underwriters by Latham & Watkins, Los Angeles, California.

                                    EXPERTS

    Our consolidated financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, incorporated by reference into the prospectus, have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report on these financial statements and are incorporated into this prospectus by reference in reliance upon the authority of PricewaterhouseCoopers LLP as experts in accounting and auditing. Ernst & Young LLP, independent auditors, have audited Cerulean Companies, Inc.'s consolidated financial statements included in Amendment No. 5 to our Registration Statement (Form S-4 No. 333-64955), as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. You may also obtain copies of these materials from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding companies and other persons that file electronically with the SEC. The SEC's Internet website address is http:\\www.sec.gov\. You may inspect reports and other information that we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York, 10005. We have filed a registration statement and related exhibits with the SEC under the Securities Act. The registration statement, which includes this prospectus, contains additional information about our company and the shares of our common stock to be sold by the selling stockholder. You may inspect the registration statement and exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

    The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that we have filed with the SEC:

Annual Report on Form 10-K...................  for the year ended December 31, 1998
Quarterly Report on Form 10-Q................  for the quarter ended March 31, 1999
The description of common stock contained in   filed on June 12, 1997
  our registration statement on Form 8-B.....
Cerulean Companies, Inc. Consolidated          filed on September 30, 1998, as amended.
  Financial Statements contained in
  WellPoint's Registration Statement on Form
  S-4........................................

    We are also incorporating by reference additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of the prospectus and the termination of the offering of the shares. You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                               Investor Relations
                         WellPoint Health Networks Inc.
                                1 WellPoint Way
                            Thousand Oaks, CA 91362
                                 (805) 557-6789

    You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. Neither we nor the underwriters have authorized anyone else to provide you with different information.

                                     [LOGO]

PROSPECTUS

                               10,000,000 SHARES


                                     [LOGO]

                                  COMMON STOCK

                             ---------------------


THE CALIFORNIA HEALTHCARE FOUNDATION IS OFFERING 10,000,000 SHARES OF COMMON STOCK OF WELLPOINT HEALTH NETWORKS INC. INITIALLY, THE U.S. UNDERWRITERS ARE OFFERING 8,200,000 SHARES OF OUR COMMON STOCK IN THE UNITED STATES AND CANADA, AND THE INTERNATIONAL UNDERWRITERS ARE OFFERING 1,800,000 SHARES OF OUR COMMON STOCK OUTSIDE OF THE UNITED STATES AND CANADA. THE CALIFORNIA HEALTHCARE FOUNDATION CURRENTLY OWNS APPROXIMATELY 26.5% OF OUR COMMON STOCK AND WILL OWN APPROXIMATELY 11.7% AFTER THE OFFERING. WE ARE ALSO CURRENTLY OFFERING THROUGH ANOTHER PROSPECTUS $260,000,000 IN AGGREGATE PRINCIPAL AMOUNT AT MATURITY OF OUR ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES DUE 2019. IF THAT OFFERING IS SUCCESSFUL, WE INTEND TO USE THE PROCEEDS TO PURCHASE FROM THE CALIFORNIA HEALTHCARE FOUNDATION AN ADDITIONAL 2,000,000 SHARES.



OUR COMMON STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "WLP." ON JUNE 28, 1999, THE LAST REPORTED SALE PRICE OF OUR COMMON STOCK WAS $81 1/2 PER SHARE. OUR CERTIFICATE OF INCORPORATION PROHIBITS CERTAIN INSTITUTIONAL INVESTORS FROM OWNING MORE THAN ONE SHARE LESS THAN 10% OF OUR COMMON STOCK AND ANY OTHER PERSON OR ENTITY (OTHER THAN THE CALIFORNIA HEALTHCARE FOUNDATION) FROM BENEFICIALLY OWNING MORE THAN ONE SHARE LESS THAN 5% OF OUR COMMON STOCK. FOR A MORE DETAILED DISCUSSION OF THIS RESTRICTION, SEE "DESCRIPTION OF CAPITAL STOCK" BEGINNING ON PAGE 16.

                           --------------------------


                               PRICE $81 A SHARE

                             ---------------------


                                                                            UNDERWRITING        PROCEEDS TO
                                                           PRICE           DISCOUNTS AND          SELLING
                                                         TO PUBLIC          COMMISSIONS         STOCKHOLDER
                                                     ------------------  ------------------  ------------------
PER SHARE..........................................        $81.00              $1.82               $79.18
TOTAL..............................................     $810,000,000        $18,225,000         $791,775,000


THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL AND COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


THE CALIFORNIA HEALTHCARE FOUNDATION HAS GRANTED THE U.S. UNDERWRITERS THE RIGHT TO PURCHASE UP TO AN ADDITIONAL 1,500,000 SHARES OF COMMON STOCK TO COVER OVER-ALLOTMENTS. MORGAN STANLEY & CO. INCORPORATED EXPECTS TO DELIVER THE SHARES TO PURCHASERS ON JULY 2, 1999.


                            ------------------------

MORGAN STANLEY DEAN WITTER                           MERRILL LYNCH INTERNATIONAL

      DEUTSCHE BANK

                DONALDSON, LUFKIN & JENRETTE INTERNATIONAL

                       SALOMON SMITH BARNEY INTERNATIONAL

                                WARBURG DILLON READ

JUNE 28, 1999


                  Alternate Page for International Prospectus

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                             -----------
PROSPECTUS SUMMARY.........................................................................................           3

THE COMPANY................................................................................................           3

RECENT DEVELOPMENTS........................................................................................           3

THE OFFERING...............................................................................................           4

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA..........................................................           5

CAUTIONARY DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS.................................................           7

USE OF PROCEEDS............................................................................................           8

DIVIDEND POLICY............................................................................................           8

PRICE RANGE OF COMMON STOCK................................................................................           8

CAPITALIZATION.............................................................................................           9

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS................................................          10

SELLING STOCKHOLDER........................................................................................          16

DESCRIPTION OF CAPITAL STOCK...............................................................................          16

UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS........................................          20

UNDERWRITERS...............................................................................................          22

LEGAL MATTERS..............................................................................................          25

EXPERTS....................................................................................................          25

WHERE YOU CAN FIND MORE INFORMATION........................................................................          25

                            ------------------------

    You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide you with information or to make any representation to you that is not contained in this prospectus. This prospectus is not an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should not under any circumstances assume that the information in this prospectus is correct on any date after the date of this prospectus.

                                       2
                  Alternate Page for International Prospectus

      UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

    This is a general discussion of U.S. federal tax consequences of the acquisition, ownership, and disposition of our common stock by a holder that, for U.S. federal income tax purposes, is a non-U.S. holder as we define that term below (a "non-U.S. holder"). We have based this summary upon the U.S. federal tax law in effect as of the date of this prospectus. These laws may change, possibly retroactively. We do not discuss all aspects of U.S. federal taxation that may be important to you in light of your individual investment circumstances, such as if special tax rules apply to you, for example, if you are a financial institution, insurance company, broker-dealer, or tax-exempt organization. We urge you to consult your tax advisor about the U.S. federal tax consequences of acquiring, holding, and disposing of our common stock, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

    As used herein, the term non-U.S. holder means a holder of common stock that is not:

    - for U.S. federal income tax purposes, a citizen or resident of the United States;

    - a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

    - an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

    - a trust, the administration of which is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or if the trust was in existence on August 20, 1996, and has elected to continue to be treated as a U.S. person.

    DIVIDENDS. Dividends, if any, paid on the common stock to a non-U.S. holder, generally will be subject to a 30% U.S. federal withholding tax, subject to reduction for non-U.S. holders eligible for the benefits of certain income tax treaties. Currently, for purposes of determining whether tax is to be withheld at the 30% rate or at a reduced treaty rate, we will ordinarily presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. A non-U.S. holder is required to satisfy certain certification requirements to claim treaty benefits. Except as otherwise provided under an applicable tax treaty, a non-U.S. holder will be taxed in the same manner as a U.S. holder on dividends paid, or deemed paid, that: (1) are effectively connected with the conduct of a trade or business in the United States, or (2) if a tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder. Such dividends generally are not subject to the 30% withholding rates, provided that the non-U.S. holder timely files the appropriate form with the paying agent. If such dividends are received by a non-U.S. holder that is a foreign corporation, it may also be required to pay a U.S. branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    GAIN ON DISPOSITION OF COMMON STOCK. A non-U.S. holder generally will not be required to pay U.S. federal income tax on gain realized on the sale or exchange of common stock unless:

    - in the case of an individual non-U.S. holder, such holder is present in the United States for 183 days or more in the year of such sale or exchange and either (A) has a tax home in the United States and certain other requirements are met, or (B) the gain from the disposition is attributable to an office or other fixed place of business in the United States;

    - the non-U.S. holder is required to pay tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates;

    - the gain is effectively connected with the conduct of a U.S. trade or business or, if a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder; or

                                       20
                  Alternate Page for International Prospectus

    - in the case of the disposition of common stock, we are a U.S. real property holding corporation. We do not believe that we are currently a U.S. real property holding corporation or that we will become one in the future.

    U.S. FEDERAL ESTATE TAX. Common stock held by an individual who at the time of death is not a citizen or resident of the United States, as specially defined for U.S. federal estate tax purposes, will be included in such individual's estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty otherwise applies.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    NON-U.S. HOLDERS. We must report annually to the IRS and to each non-U.S. holder the amount of any dividends paid to, and the tax withheld with respect to, such non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

    The payment of the proceeds on the disposition of shares of common stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a non-U.S. holder of shares of common stock to or through a foreign office of a broker will not be subject to backup withholding or information reporting. However, if such broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person, 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a U.S. trade or business, or, in the case of payments made after December 31, 2000, a foreign partnership with certain connections to the United States, information reporting requirements will apply unless such broker has documentary evidence in its files of the holder's non-U.S. status and has no actual knowledge to the contrary or unless the holder otherwise establishes an exemption.

    The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. In addition, these regulations impose more stringent conditions on the ability of financial intermediaries acting for a non-U.S. holder to provide certifications on behalf of the holder, which may include entering into an agreement with IRS to audit certain documentation with respect to such certifications. These regulations are generally effective for payments made after December 31, 2000, subject to certain transition rules. You should consult your tax advisor to determine the effects of the application of these regulations to your particular circumstances.

                                       21
                  Alternate Page for International Prospectus

PROSPECTUS
                                  $260,000,000

                                     [LOGO]

            ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES DUE 2019
                               -----------------

HOLDERS MAY CONVERT THE DEBENTURES INTO SHARES OF OUR COMMON STOCK AT ANY TIME PRIOR TO MATURITY AT A CONVERSION RATE OF 6.797 SHARES PER $1,000 PRINCIPAL AMOUNT AT MATURITY. THE CONVERSION RATE WILL NOT BE ADJUSTED FOR ACCRUED ORIGINAL ISSUE DISCOUNT, BUT WILL BE SUBJECT TO ADJUSTMENT IN CERTAIN EVENTS.
                              -------------------

ON OR AFTER JULY 2, 2002, WE MAY REDEEM ANY OF THE DEBENTURES AT THE REDEMPTION PRICES SET FORTH IN THE TABLE ON PAGE 25.
                              -------------------

FOR A MORE DETAILED DESCRIPTION OF THE DEBENTURES, SEE "DESCRIPTION OF DEBENTURES" BEGINNING ON
PAGE 18.
                              -------------------

OUR COMMON STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "WLP." ON JUNE 28, 1999, THE REPORTED LAST SALE PRICE OF OUR COMMON STOCK ON THE NEW YORK STOCK EXCHANGE WAS $81 1/2. OUR CERTIFICATE OF INCORPORATION PROHIBITS CERTAIN INSTITUTIONAL INVESTORS FROM OWNING MORE THAN ONE SHARE LESS THAN 10% OF OUR COMMON STOCK AND ANY OTHER PERSON OR ENTITY (OTHER THAN THE CALIFORNIA HEALTHCARE FOUNDATION) FROM BENEFICIALLY OWNING MORE THAN ONE SHARE LESS THAN 5% OF OUR COMMON STOCK. FOR PURPOSES OF THIS OWNERSHIP LIMIT, OWNERSHIP OF THE DEBENTURES WILL BE DEEMED OWNERSHIP OF SHARES OF OUR COMMON STOCK. FOR A MORE DETAILED DISCUSSION OF THIS RESTRICTION, SEE "RESTRICTIONS ON OWNERSHIP AND TRANSFER OF THE DEBENTURES AND OUR COMMON STOCK" ON PAGE 24.
                              -------------------
           PRICE 67.165% AND ACCRUED ORIGINAL ISSUE DISCOUNT, IF ANY
                               -----------------

WE HAVE GRANTED TO THE UNDERWRITERS AN OPTION TO PURCHASE UP TO AN ADDITIONAL $39,000,000 AGGREGATE PRINCIPAL AMOUNT AT MATURITY OF DEBENTURES TO COVER OVER-ALLOTMENTS, IF ANY. SEE THE DISCUSSION UNDER THE CAPTION ENTITLED "UNDERWRITERS." MORGAN STANLEY & CO. INCORPORATED EXPECTS TO DELIVER THE DEBENTURES TO PURCHASERS ON OR ABOUT JULY 2, 1999.
                              -------------------

MORGAN STANLEY DEAN WITTER

            BEAR, STEARNS & CO. INC.

                        CREDIT SUISSE FIRST BOSTON

JUNE 28, 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                             -----------
PROSPECTUS SUMMARY.........................................................................................           3

THE COMPANY................................................................................................           3

RECENT DEVELOPMENTS........................................................................................           3

THE OFFERING...............................................................................................           4

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA..........................................................           7

CAUTIONARY DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS.................................................           9

USE OF PROCEEDS............................................................................................          10

RATIO OF EARNINGS TO FIXED CHARGES.........................................................................          10

CAPITALIZATION.............................................................................................          11

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS................................................          12

DESCRIPTION OF DEBENTURES..................................................................................          18

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS............................................................          37

DESCRIPTION OF CAPITAL STOCK...............................................................................          43

UNDERWRITERS...............................................................................................          47

LEGAL MATTERS..............................................................................................          48

EXPERTS....................................................................................................          48

WHERE YOU CAN FIND MORE INFORMATION........................................................................          48

                              -------------------

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this prospectus. This prospectus is not an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should not under any circumstances assume that the information in this prospectus is correct on any date after the date of this prospectus.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS AND OTHER INFORMATION, INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

                                  THE COMPANY

    We are one of the nation's largest publicly traded managed health care companies. As of March 31, 1999, we had approximately 6.9 million medical members and approximately 30 million specialty members. We offer a broad spectrum of network-based managed care plans. We provide these plans to small employer groups, individuals, large employer groups and the Medicare and Medicaid markets. Our managed care plans include health maintenance organizations ("HMOs"), preferred provider organizations ("PPOs"), point-of-service ("POS") plans, other hybrid plans and traditional indemnity plans. We also provide a broad array of specialty and other products, including pharmacy, dental, life insurance, preventive care, disability insurance, behavioral health, COBRA and flexible benefits account administration. In addition, we offer non-risk bearing managed care services, including underwriting, actuarial services, network access, medical cost management, claims processing and administrative services.

    We market our products in California under the name Blue Cross of California and outside of California under the name UNICARE. Historically, our primary market for managed care products has been California. We hold the exclusive right in California to market our products under the Blue Cross name and mark.

                              RECENT DEVELOPMENTS

    We entered into a merger agreement with Cerulean Companies, Inc. on July 9, 1998. Upon completion of the merger, Cerulean will become one of our wholly owned subsidiaries. Cerulean currently holds the exclusive license to use the Blue Cross and Blue Shield name in the state of Georgia. For a more complete description of the merger, please see our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, which is incorporated by reference into this prospectus. The pro forma financial statements included in this prospectus present our historical results of operations and those of Cerulean, with certain adjustments, as if the merger had occurred on the dates specified. We still need to obtain some approvals to complete the merger.

    California HealthCare Foundation, one of our stockholders, is also now offering for sale through another prospectus 10,000,000 shares of our common stock (plus an additional 1,500,000 shares if the underwriters' over-allotment option is exercised in full). We will receive none of the net proceeds raised from the sale of the common stock by the California HealthCare Foundation. We expect that the sale of common stock by the California HealthCare Foundation will close at the same time as the sale of the debentures under this prospectus (or as soon as possible after such sale) but it might not happen then or at all.

                                  THE OFFERING

THE DEBENTURES.............................  - $260,000,000 aggregate principal amount at maturity of zero coupon convertible subordinated debentures due
                                               2019, or $299,000,000 aggregate principal amount at
                                               maturity if the underwriters' over-allotment option is
                                               exercised in full.

                                             - We will not pay periodic interest on the debentures,
                                               except as described under the caption entitled
                                               "Description of Debentures--Optional Conversion to
                                               Semiannual Coupon Debentures Upon a Tax Event." See
                                               the discussion under the caption entitled "Description
                                               of Debentures--General."

YIELD TO MATURITY OF DEBENTURES............  - 2.0% per year compounded semi-annually, calculated from July 2, 1999.

CONVERSION.................................  - You have the option to convert the debentures into our common stock at any time prior to maturity.

                                             - You can convert the debentures into common stock at a
                                               conversion rate of 6.797 shares per $1,000 principal
                                               amount at maturity. The conversion rate will be
                                               subject to adjustment if certain events occur. See the
                                               discussion under the caption entitled "Description of
                                               Debentures-- Conversion of Debentures."

                                             - The debentures initially are convertible into 6.797
                                             shares of our common stock. This number does not include
                                               additional shares of common stock that may be issued
                                               if the conversion rate of the debentures is adjusted.
                                               See the discussion under the caption entitled
                                               "Description of Debentures--Conversion of Debentures."

                                             - In lieu of delivering shares of common stock upon
                                               conversion of any debentures, we may elect to pay you
                                               cash for your debentures in an amount equal to the
                                               last reported sales price of our common stock on the
                                               trading day preceding the conversion date, multiplied
                                               by the applicable conversion rate.

                                             - You must exercise the option to convert before the
                                               debentures reach maturity and before we redeem them.

SUBORDINATION..............................  - The debentures are subordinate in right of payment to all existing and future Senior Indebtedness.

                                             - The debentures are also effectively subordinate in
                                             right of payment to all of our subsidiaries'
                                               Indebtedness and other liabilities.

                                             - At March 31, 1999 we had approximately $323.9 million
                                               of Senior Indebtedness outstanding.

                                             - At March 31, 1999 our subsidiaries had approximately
                                               $2,653.3 million of Indebtedness and other
                                               liabilities. This number includes trade and other
                                               payables outstanding. It does not include intercompany
                                               liabilities and liabilities that are not required to
                                               be reflected on a balance sheet by generally accepted
                                               accounting principles. See the discussion under the
                                               caption entitled "Description of
                                               Debentures--Subordination of Debentures."

ORIGINAL ISSUE DISCOUNT....................  - The debentures are being offered at original issue discount for Federal income tax purposes equal to the
                                               excess of the principal amount at maturity of the
                                               debentures over the amount of their issue price.

                                             - We will not make periodic cash payments of interest on
                                               the debentures, except as described under the caption
                                               entitled "Description of Debentures--Optional
                                               Conversion to Semiannual Coupon Debentures Upon a Tax
                                               Event." Nonetheless, you should be aware that accrued
                                               original issue discount will be included periodically
                                               in your gross income for Federal income tax purposes.
                                               See the discussion under the caption entitled
                                               "Material U.S. Federal Income Tax Considerations."

                                             - You should be aware that you will be responsible for
                                             the payment of taxes that may be due even though you may
                                               not receive any cash payment at the time original
                                               issue discount is included in your gross income.

SINKING FUND...............................  - None

REDEMPTION AT THE OPTION OF THE COMPANY....  - We cannot redeem the debentures before July 2, 2002.

                                             - On and after July 2, 2002, we can redeem all or part
                                             of the debentures for cash at any time. You can convert
                                               the debentures after they are called for redemption at
                                               any time up to the redemption date.

                                             - Redemption prices are equal to the issue price plus
                                               accrued original issue discount to the date of
                                               redemption. You can find a table on page 25 that lists
                                               the redemption prices. See the discussion under the
                                               caption entitled "Description of Debentures--
                                               Redemption of Debentures at WellPoint's Option."

FUNDAMENTAL CHANGE.........................  - You may require us to repurchase the debentures if we experience a Fundamental Change.

                                             - The Fundamental Change purchase price is equal to the
                                               issue price plus accrued original issue discount to
                                               the date of repurchase, subject to adjustment in
                                               certain circumstances. You can find a table on page 25
                                               that lists the purchase prices. See the discussion
                                               under the caption entitled "Description of
                                               Debentures-- Repurchase at the Option of the Holder
                                               Upon a Fundamental Change."

REPURCHASE AT THE OPTION OF THE HOLDER.....  - We will repurchase the debentures at your option on
                                               July 2, 2002, July 2, 2009 and July 2, 2014 for a
                                               purchase price equal to the issue price plus accrued
                                               original issue discount to the date of repurchase. We
                                               may elect to pay the purchase price in common stock
                                               instead of cash if certain conditions are met. You can
                                               find a table on page 27 that lists the purchase
                                               prices. See "Description of Debentures--Repurchase of
                                               Debentures at the Option of the Holder."

CONVERSION TO SEMIANNUAL COUPON DEBENTURE..  - If a Tax Event prevents us from deducting original issue discount payable on the debentures, we can elect
                                               to pay you interest in cash and terminate the further
                                               accrual of original issue discount. See "Description
                                               of Debentures--Optional Conversion to Semiannual
                                               Coupon Debentures Upon a Tax Event."

RESTRICTIONS ON OWNERSHIP AND TRANSFER
  OF THE DEBENTURES AND OUR COMMON STOCK...  - Our certificate of incorporation provides that no person may beneficially own shares of our common stock,
                                               including shares deemed owned upon conversion of the
                                               debentures, in excess of a prescribed ownership limit.
                                               See the discussion under the caption entitled
                                               "Description of Capital Stock--Certain Charter
                                               Provisions That May Limit Changes in Control."

                                             - Ownership of the debentures shall be deemed ownership
                                               of the greater number of shares of our common stock
                                               which you would receive either if you exercised the
                                               option to convert or we exercised our option to pay
                                               for your debentures with common stock were you to
                                               require us to purchase them. If the conversion rate of
                                               the debentures is adjusted, then you may be deemed to
                                               beneficially own a greater number of shares of our
                                               common stock.

                                             - Upon completion of the offering and repurchase of
                                               2,000,000 shares of our common stock from one of our
                                               stockholders, we will have 65,696,064 shares of our
                                               common stock outstanding, excluding shares to be
                                               issued in connection with the Cerulean transaction,
                                               which we anticipate will be approximately 3.4 million
                                               shares.

USE OF PROCEEDS............................  - We will use the net proceeds of the offering to purchase 2,000,000 shares of our common stock from one
                                               of our stockholders at a price of $81 per share. We
                                               will use the remaining proceeds for general corporate
                                               purposes.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

    The following table sets forth for the periods indicated our selected historical financial data and historical operating statistics. For the period January 1, 1996 through May 20, 1996 (the effective date of our recapitalization with our then-largest stockholder), the selected historical consolidated financial data does not include the commercial operations of that stockholder. Information as of December 31, 1998 and for the three years ended December 31, 1998 has been derived from our consolidated financial statements which are incorporated by reference into this prospectus and which have been audited by PricewaterhouseCoopers LLP, our independent public accountants, whose report is incorporated by reference into this prospectus. The selected historical financial data and historical operating statistics for the three months ended March 31, 1999 have been derived from our unaudited consolidated financial statements and contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of this information. The operating results for the three months ended March 31, 1999 are not necessarily indicative of the operating results to be expected for the full year. For the purposes of presenting the unaudited pro forma financial data for the year ended December 31, 1998 and for the three months ended March 31, 1999, we have assumed that the Cerulean transaction was completed as of the beginning of each period. For the purposes of the unaudited pro forma balance sheet as of March 31, 1999, we have assumed that the Cerulean transaction was completed as of such date. For purposes of the as adjusted financial data for the year ended December 31, 1998 and for the three months ended March 31, 1999, we have assumed the completion of the debenture offering and the concurrent repurchase by us of 2,000,000 shares of common stock from the selling stockholder as of the beginning of each period. For the purposes of the unaudited as adjusted balance sheet as of March 31, 1999, we have assumed that the debenture offering and repurchase of our shares of common stock from the selling stockholder were completed as of such date. The pro forma and as adjusted data assume a price of $81 per share of our common stock.

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                    YEAR ENDED DECEMBER 31,          1998
                                -------------------------------  ------------
                                  1996       1997       1998      PRO FORMA
                                ---------  ---------  ---------  ------------
                                (IN THOUSANDS, EXCEPT EARNINGS PER SHARE DATA
                                          AND OPERATING STATISTICS)
INCOME STATEMENT DATA(A):
  Revenues:...................  $3,970,832 $5,642,238 $6,478,350  $ 7,805,411
  Operating Expenses:
    Operating expenses
     (excluding nonrecurring
     costs) (B)...............  3,571,773  5,173,390  6,031,522     7,469,797
    Nonrecurring costs........         --     14,535         --            --
                                ---------  ---------  ---------  ------------
                                3,571,773  5,187,925  6,031,522     7,469,797
  Operating Income............    399,059    454,313    446,828       335,614
    Interest expense..........     36,628     36,658     26,903        42,001
  Income from Continuing
   Operations before
   Cumulative Effect of
   Accounting Change..........    198,518    229,437    319,548       224,490
  Net Income..................    202,002    227,409    231,280            --
  Per Share Data (A)(C)(D)(E):
    Income from Continuing
     Operations before
     Cumulative Effect of
     Accounting Change:
      Earnings Per Share......      $2.99      $3.33      $4.63         $3.20
      Earnings Per Share
       Assuming Full
       Dilution...............      $2.99      $3.30      $4.55         $3.15
    Income (Loss) from
     Discontinued Operations:
      Earnings Per Share......      $0.05     $(0.03)    $(1.28)           --
      Earnings Per Share
       Assuming Full
       Dilution...............      $0.05     $(0.03)    $(1.26)           --
    Cumulative Effect of
     Accounting Change
      Earnings Per Share......         --         --         --            --
      Earnings Per Share
       Assuming Full
       Dilution...............         --         --         --            --
    Net Income:
      Earnings Per Share......      $3.04      $3.30      $3.35            --
      Earnings Per Share
       Assuming Full
       Dilution...............      $3.04      $3.27      $3.29            --

OPERATING STATISTICS (A)(F):
  Loss ratio..................       76.4%      80.6%      80.5%           --
  Selling expense ratio.......        5.3%       4.6%       4.4%           --
  General and administrative
   expense ratio..............       14.1%      15.4%      15.3%           --
  Net income ratio............        5.3%       4.2%       3.6%           --
  Medical Membership (G)......  4,485,000  6,638,000  6,892,000            --


                                                           THREE MONTHS ENDED
                                                             MARCH 31, 1999
                                                -----------------------------------------
                                 AS ADJUSTED      ACTUAL        PRO FORMA     AS ADJUSTED
                                -------------   -----------   -------------   -----------

INCOME STATEMENT DATA(A):
  Revenues:...................    $ 7,805,411    $1,771,245     $ 2,157,376    $2,157,376
  Operating Expenses:
    Operating expenses
     (excluding nonrecurring
     costs) (B)...............      7,469,797     1,640,489       2,026,167     2,026,167
    Nonrecurring costs........             --            --              --            --
                                -------------   -----------   -------------   -----------
                                    7,469,797     1,640,489       2,026,167     2,026,167
  Operating Income............        335,614       130,756         131,209       131,209
    Interest expense..........         45,651         6,100           9,874        10,782
  Income from Continuing
   Operations before
   Cumulative Effect of
   Accounting Change..........        222,743        71,110          70,421        69,891
  Net Income..................             --        50,552              --            --
  Per Share Data (A)(C)(D)(E):
    Income from Continuing
     Operations before
     Cumulative Effect of
     Accounting Change:
      Earnings Per Share......          $3.27         $1.06           $1.00         $1.02
      Earnings Per Share
       Assuming Full
       Dilution...............          $3.16         $1.04           $0.98         $0.98
    Income (Loss) from
     Discontinued Operations:
      Earnings Per Share......             --            --              --            --
      Earnings Per Share
       Assuming Full
       Dilution...............             --            --              --            --
    Cumulative Effect of
     Accounting Change
      Earnings Per Share......             --        $(0.31)             --            --
      Earnings Per Share
       Assuming Full
       Dilution...............             --        $(0.30)             --            --
    Net Income:
      Earnings Per Share......             --         $0.75              --            --
      Earnings Per Share
       Assuming Full
       Dilution...............             --         $0.74              --            --
OPERATING STATISTICS (A)(F):
  Loss ratio..................             --          80.9%             --            --
  Selling expense ratio.......             --           4.4%             --            --
  General and administrative
   expense ratio..............             --          14.7%             --            --
  Net income ratio............             --           2.9%             --            --
  Medical Membership (G)......             --     6,913,000              --            --

                                                                MARCH 31, 1999
                                                    ---------------------------------------
                                DECEMBER 31, 1998     ACTUAL      PRO FORMA     AS ADJUSTED
                                -----------------   ----------  -------------   -----------
                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and investments........     $2,764,302       $2,813,947   $3,197,250     $3,205,250
  Total assets................      4,225,834        4,328,961    5,246,797      5,259,426
  Long-term debt..............        300,000          300,000      525,000        699,629
  Total equity................      1,315,223        1,356,624    1,631,624      1,469,624

-------------

(A) We have restated financial information prior to 1998 to reflect our workers' compensation business, which we sold in September 1998, as a discontinued operation.

(B) The pro forma and as adjusted operating expenses include net other expenses.

(C) We have calculated per share data for the year ended December 31, 1996 using 66,366,500 shares, the number of shares outstanding immediately following completion of our recapitalization, plus the weighted average number of shares issued during 1996 after completion of the recapitalization.

(D) Per share data includes nonrecurring costs of $0.13 per share for 1997.

(E) We have restated per share data for 1996 to reflect the adoption of SFAS No. 128, "Earnings Per Share."

(F) The loss ratio represents health care services and other benefits as a percentage of premium revenue. All other ratios are shown as a percentage of premium revenue and management services revenue.

(G) Membership numbers are approximate and include some estimates based upon the number of contracts at the relevant date and an actuarial estimate of the number of members represented by each contract.

           CAUTIONARY DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus, including the documents that we incorporate by reference, contains forward-looking statements. Also, documents we subsequently file with the SEC and incorporate by reference will contain forward-looking statements. In particular, statements pertaining to our business operations and financial results of operations and financial condition contain forward-looking statements. Similarly, our pro forma financial statements and other pro forma information included in this prospectus and all our statements regarding anticipated market conditions and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

    - the effect on our operations of changes in federal and state health care regulation or new health care legislation or court decisions;

    - unexpected increases in health care costs;

    - an increase in competitive pressures in our markets that reduces our members or limits our ability to increase premiums to offset increased health care costs;

    - a failure to close our proposed merger with Cerulean or the effect of unexpected additional requirements necessary to obtain required approvals in order to close the merger;

    - increased costs or unforeseen problems in our operations that we experience as a result of our various acquisitions;

    - a failure of our computer systems to process information properly after this year; and

    - the loss of services of our independent agents and brokers or certain existing employees.

    We undertake no obligation to update these forward-looking statements as a result of any events or circumstances after the date made or to reflect the occurrence of unanticipated events.

UNCERTAINTIES REGARDING THE CLOSING OF THE CERULEAN TRANSACTION

    We may not be able to obtain all of the necessary approvals to complete our pending acquisition of Cerulean. In July 1998, we entered into a merger agreement with Cerulean. Cerulean currently holds the exclusive license to use the Blue Cross and Blue Shield name in the state of Georgia. On June 25, 1999, the merger was approved by the required majority of the Cerulean shareholders. In order to complete the merger, a number of conditions must be satisfied, including approval by the Georgia Department of Insurance after a public hearing. If the Georgia Department of Insurance fails to approve the merger then we will not be able to complete the merger. In addition, the merger agreement provides that either we or Cerulean may terminate the merger agreement if all conditions to closing are not satisfied on or before July 9, 1999. As of the date of this prospectus, not all of the conditions to closing have been satisfied and we cannot assure you that we will reach agreement with Cerulean to extend the merger agreement or on what terms an agreement may be reached. If all of the conditions to closing are not satisfied by July 9, 1999 and we have not come to an agreement with Cerulean to extend the termination date, then either we or Cerulean may terminate the merger agreement.

                                USE OF PROCEEDS

    We plan to use the net proceeds from the sale of the debentures to purchase 2,000,000 shares of our common stock from one of our stockholders, the California HealthCare Foundation, at a price of $81 per share. The remaining proceeds will be used for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table presents our ratio of earnings to fixed charges of WellPoint for the periods indicated:

                                                                              YEAR ENDED DECEMBER 31,
                                                               -----------------------------------------------------
                                                                 1994       1995       1996       1997       1998
                                                               ---------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed Charges...........................       68.9       68.5        9.0        9.1       10.5


                                                                 QUARTER ENDED
                                                                MARCH 31, 1999
                                                               -----------------
Ratio of Earnings to Fixed Charges...........................           13.3

For purposes of computing our ratios of earnings to fixed charges, we calculated earnings by adding fixed charges to income before income taxes. Fixed charges consist of gross interest expense and one-third of our rent expense, the amount we believe is representative of the interest factor component of our rent expense.

                                 CAPITALIZATION

    The following table sets forth our unaudited capitalization as of March 31, 1999 on an actual basis and on a pro forma basis to give effect to the completion of the Cerulean transaction. In addition, the following table sets forth our unaudited capitalization as further adjusted to assume the completion of the debenture offering and the repurchase by us of 2,000,000 shares of common stock from the selling stockholder. The pro forma and as adjusted capitalization assume a price of $81 per share of our common stock.

                                                                                       MARCH 31, 1999
                                                                          ----------------------------------------
                                                                             ACTUAL      PRO FORMA    AS ADJUSTED
                                                                          ------------  ------------  ------------
                                                                                       (IN THOUSANDS)
Long-term debt:
  Revolving credit facility(1)..........................................  $    300,000  $    525,000  $    525,000
  Convertible subordinated debentures due 2019..........................       --            --            174,629
Stockholders' equity:
  Preferred stock, $0.01 par value, 50,000,000 shares authorized, none
   issued and outstanding...............................................       --            --            --
  Common stock, $0.01 par value, 300,000,000 shares authorized,
   71,008,772 issued....................................................           710           710           710
  Treasury stock, at cost, 3,501,556, 106,494 and 2,106,494 shares,
   respectively.........................................................      (193,435)       (5,620)     (167,620)
  Additional paid-in capital............................................       938,083     1,025,268     1,025,268
  Accumulated other comprehensive income................................       (15,884)      (15,884)      (15,884)
  Retained earnings.....................................................       627,150       627,150       627,150
                                                                          ------------  ------------  ------------
    Total stockholders' equity..........................................     1,356,624     1,631,624     1,469,624
                                                                          ------------  ------------  ------------
      Total capitalization..............................................  $  1,656,624  $  2,156,624  $  2,169,253
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

---------

(1) Does not include the effect of our anticipated receipt of a tax refund of approximately $200 million, which we expect to use to reduce outstanding indebtedness under our revolving credit facility.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

    Our unaudited pro forma combined condensed balance sheet as of March 31, 1999 and our unaudited pro forma combined condensed income statements for the year ended December 31, 1998 and the three months ended March 31, 1999 are presented below. The unaudited pro forma combined condensed financial statements include historical amounts for us and Cerulean, adjusted to reflect our acquisition of Cerulean. See the discussion under the caption entitled "Recent Developments." The unaudited pro forma combined condensed financial statements are further adjusted to reflect the sale of the debentures and the repurchase of our common stock from the selling stockholder. See the notes to the unaudited pro forma combined condensed financial statements for a discussion of the transactions. The Cerulean balance sheet is presented on a classified basis to be consistent with our presentation. The Cerulean income statement for the year ended December 31, 1998 includes a one-time charge of $76.2 million related to its endowment of a non-profit foundation. Our net income for the three months ended March 31, 1999 includes an after-tax charge of $20.6 million, or $0.31 per basic and $0.30 per diluted share, related to an accounting change resulting from the adoption of AICPA Statement of Position 98-5, Reporting on the Costs of Start-Up Activities. For the purpose of presenting the unaudited pro forma combined condensed balance sheet, we have assumed that the merger occurred as of March 31, 1999, while we are presenting the unaudited pro forma combined condensed income statements on the basis that the transactions occurred as of the beginning of each period shown. The unaudited pro forma combined condensed financial statements also assume that we have reissued treasury shares with an aggregate value of $275 million. We have assumed that the remaining $225 million of merger consideration is financed with the incurrence of additional indebtedness under our existing revolving credit facility. For purposes of the as adjusted balance sheet and income statements, we have assumed that the proceeds from the issuance of the debentures are used to purchase 2,000,000 shares of our common stock from the selling stockholder at an assumed purchase price of $81 per share. The remaining net proceeds from the sale of the debentures are expected to be used for general corporate purposes.

    As further discussed in the notes to the unaudited pro forma combined condensed financial statements, we have accounted for our pending merger with Cerulean using the purchase method of accounting. Under this method, the respective assets and liabilities of Cerulean are recorded at their estimated fair value.

    We have condensed or omitted some of the data and notes normally included in financial statements presented in accordance with generally accepted accounting principles. The unaudited pro forma combined condensed financial statements in this prospectus include, in the opinion of our management, all adjustments necessary for a fair presentation of our pro forma financial position and results of operations for the date and periods indicated. Our unaudited pro forma combined condensed balance sheet is not necessarily indicative of our financial condition had we completed the merger and the sale of the debentures as of March 31, 1999. Our unaudited pro forma combined condensed income statements are not necessarily indicative of our results of operations had we completed these transactions as of the dates indicated. In addition, our unaudited pro forma combined condensed financial statements are not necessarily indicative of our future financial condition or results of operations. The pro forma financial information should be read in conjunction with our historical consolidated financial statements and those of Cerulean, which are incorporated by reference in this prospectus.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                 MARCH 31, 1999

                                  (UNAUDITED)

                                                                 ADJUSTMENTS                  DEBENTURE
                                                                 FOR CERULEAN                  OFFERING         AS
                                        WELLPOINT     CERULEAN      MERGER      PRO FORMA    ADJUSTMENTS     ADJUSTED
                                       ------------  ----------  ------------  ------------  ------------  ------------
                                                           (IN THOUSANDS, EXCEPT NUMBER OF SHARES)
ASSETS
Cash and current investments.........  $  2,708,876  $  383,303   $   --       $  3,092,179   $    8,000(5) $  3,100,179
Other current assets.................       831,507     134,582        3,289   )(2      969,378      --         969,378
                                       ------------  ----------  ------------  ------------  ------------  ------------
    Total current assets.............     3,540,383     517,885        3,289      4,061,557        8,000      4,069,557
Intangible assets and goodwill,
  net................................       424,067      --          308,059(1)      732,126      --            732,126
Other non-current assets.............       364,511      88,603       --            453,114        4,629(5)      457,743
                                       ------------  ----------  ------------  ------------  ------------  ------------
    Total non-current assets.........       788,578      88,603      308,059      1,185,240        4,629      1,189,869
                                       ------------  ----------  ------------  ------------  ------------  ------------
    Total assets.....................  $  4,328,961  $  606,488   $  311,348   $  5,246,797   $   12,629   $  5,259,426
                                       ------------  ----------  ------------  ------------  ------------  ------------
                                       ------------  ----------  ------------  ------------  ------------  ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Medical claims payable and reserves
  for future policy benefits.........  $  1,058,434  $  193,040   $   --       $  1,251,474   $   --       $  1,251,474
Unearned premiums....................       214,994      10,060       --            225,054       --            225,054
Experience rated and other refunds...       230,442       7,769       --            238,211       --            238,211
Other current liabilities............       752,557      67,549       78,936   )(2      899,042      --         899,042
                                       ------------  ----------  ------------  ------------  ------------  ------------
    Total current liabilities........     2,256,427     278,418       78,936      2,613,781       --          2,613,781
Long-term reserves for future policy
  benefits...........................       307,501      --           --            307,501       --            307,501
Long-term debt.......................       300,000      --          225,000   )(4      525,000      --         525,000
Convertible subordinated
  debentures.........................       --           --           --            --           174,629(5)      174,629
Other non-current liabilities........       108,409      60,482       --            168,891       --            168,891
                                       ------------  ----------  ------------  ------------  ------------  ------------
    Total liabilities................     2,972,337     338,900      303,936      3,615,173      174,629      3,789,802
Mandatorily redeemable preferred
  stock..............................       --           46,645      (46,645)(1)      --          --            --
Common stock, $0.01 par value,
  300,000,000 shares authorized,
  71,008,772 issued..................           710      --           --                710       --                710
Class A common stock.................       --                4           (4)(1)      --          --            --
Treasury stock, at cost, 3,501,556,
  106,494 and 2,106,494 shares
  historically, pro forma and as
  adjusted, respectively.............      (193,435)     --          187,815   )(4       (5,620)    (162,000)(5)     (167,620)
Additional paid-in capital...........       938,083      45,188       41,997      )(4    1,025,268      --    1,025,268
Stock warrants exercisable...........       --           29,968      (29,968)(1)      --          --            --
Accumulated other comprehensive
  income.............................       (15,884)     16,021      (16,021)(1)      (15,884)      --          (15,884)
Retained earnings....................       627,150     129,762     (129,762)(1)      627,150      --           627,150
                                       ------------  ----------  ------------  ------------  ------------  ------------
Total stockholders' equity...........     1,356,624     220,943       54,057      1,631,624     (162,000)     1,469,624
                                       ------------  ----------  ------------  ------------  ------------  ------------
    Total liabilities and
     stockholders' equity............  $  4,328,961  $  606,488   $  311,348   $  5,246,797   $   12,629   $  5,259,426
                                       ------------  ----------  ------------  ------------  ------------  ------------
                                       ------------  ----------  ------------  ------------  ------------  ------------

    See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

                 PRO FORMA COMBINED CONDENSED INCOME STATEMENT

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                  (UNAUDITED)

                                                         ADJUSTMENTS                 DEBENTURE
                                                         FOR CERULEAN                OFFERING        AS
                                WELLPOINT    CERULEAN       MERGER      PRO FORMA   ADJUSTMENTS   ADJUSTED
                               -----------  -----------  ------------  -----------  -----------  -----------
                                                              (IN THOUSANDS)
Revenues.....................  $ 6,478,350  $ 1,334,320   $   (7,259)(6) $ 7,805,411  $  --      $ 7,805,411
Expenses.....................    6,059,461    1,387,895       22,441   )(7   7,469,797     --      7,469,797
                               -----------  -----------  ------------  -----------  -----------  -----------
Operating and other income...      418,889      (53,575)     (29,700)      335,614      --           335,614
Interest expense.............       26,903      --            15,098(8)      42,001      3,650 (11      45,651
                               -----------  -----------  ------------  -----------  -----------  -----------
Income (loss) from continuing
  operations before provision
  for income taxes and
  minority interests.........      391,986      (53,575)     (44,798)      293,613      (3,650)      289,963
Provision (benefit) for
  income taxes...............       72,438        2,073       (6,908)(9)      67,603     (1,903) 12)      65,700
Minority interests in
  earnings of joint venture
  investments................      --            (1,520)      --            (1,520)     --            (1,520)
                               -----------  -----------  ------------  -----------  -----------  -----------
Income (loss) from continuing
  operations.................  $   319,548  $   (57,168)  $  (37,890)  $   224,490   $  (1,747)  $   222,743
                               -----------  -----------  ------------  -----------  -----------  -----------
                               -----------  -----------  ------------  -----------  -----------  -----------
Earnings per share...........  $      4.63                             $      3.20               $      3.27
                               -----------                             -----------               -----------
                               -----------                             -----------               -----------
Earnings per share assuming
  full dilution..............  $      4.55                             $      3.15               $      3.16(14)
                               -----------                             -----------               -----------
                               -----------                             -----------               -----------
Weighted average number of
  shares outstanding.........       69,099                     1,099 (10      70,198     (2,000) 13)      68,198
                               -----------               ------------  -----------  -----------  -----------
                               -----------               ------------  -----------  -----------  -----------
Weighted average number of
  shares outstanding
  including common stock
  equivalents................       70,259                     1,099 (10      71,358       (233)     14)      71,125
                               -----------               ------------  -----------  -----------  -----------
                               -----------               ------------  -----------  -----------  -----------

    See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

                 PRO FORMA COMBINED CONDENSED INCOME STATEMENT

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                                  (UNAUDITED)

                                                       ADJUSTMENTS                 DEBENTURE
                                                       FOR CERULEAN                OFFERING        AS
                                WELLPOINT   CERULEAN      MERGER      PRO FORMA   ADJUSTMENTS   ADJUSTED
                               -----------  ---------  ------------  -----------  -----------  -----------
                                                             (IN THOUSANDS)
Revenues.....................  $ 1,771,245  $ 388,951   $   (2,820)(6) $ 2,157,376  $  --      $ 2,157,376
Expenses.....................    1,648,574    374,613        2,980   )(7   2,026,167     --      2,026,167
                               -----------  ---------  ------------  -----------  -----------  -----------
Operating and other income...      122,671     14,338       (5,800)      131,209      --           131,209
Interest expense.............        6,100     --            3,774(8)       9,874        908(11)      10,782
                               -----------  ---------  ------------  -----------  -----------  -----------
Income (loss) before
  provision for income taxes,
  minority interests and
  cumulative effect of
  accounting change..........      116,571     14,338       (9,574)      121,335        (908)      120,427
Provision (benefit) for
  income taxes...............       45,461      3,654        1,369(9)      50,484       (378) 12)      50,106
Minority interests in
  earnings of joint venture
  investments................      --            (430)      --              (430)     --              (430)
                               -----------  ---------  ------------  -----------  -----------  -----------
Income (loss) before
  cumulative effect of
  accounting change..........  $    71,110  $  10,254   $  (10,943)  $    70,421   $    (530)  $    69,891
                               -----------  ---------  ------------  -----------  -----------  -----------
                               -----------  ---------  ------------  -----------  -----------  -----------
Earnings per share...........  $      1.06                           $      1.00               $      1.02
                               -----------                           -----------               -----------
                               -----------                           -----------               -----------
Earnings per share assuming
  full dilution..............  $      1.04                           $      0.98               $      0.98(14)
                               -----------                           -----------               -----------
                               -----------                           -----------               -----------
Weighted average number of
  shares outstanding.........       67,259                   3,395 (10      70,654     (2,000) 13)      68,654
                               -----------             ------------  -----------  -----------  -----------
                               -----------             ------------  -----------  -----------  -----------
Weighted average number of
  shares outstanding
  including common stock
  equivalents................       68,561                   3,395 (10      71,956       (233)     14)      71,723
                               -----------             ------------  -----------  -----------  -----------
                               -----------             ------------  -----------  -----------  -----------

    See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

 (1) The net increase in intangible assets of $308.1 million is a result of the excess of cost over the fair market value of the net assets of Cerulean (at a purchase price of $500 million) and certain estimated purchase price adjustments related to the merger. The purchase results in the elimination of the Cerulean mandatorily redeemable preferred stock ($46.6 million) and equity ($220.9 million) and increases liabilities by $84.4 million net of an increase in the deferred tax asset of $8.8 million for expected costs related to the merger, including estimated change in control payments to Cerulean management of $54.3 million and approximately $30.1 million related to severance and other employee payments. We intend to complete a study on the allocation of the identified intangible assets of Cerulean such as the Blue Cross Blue Shield name and service mark, employer groups and provider contracts and also goodwill upon consummation of the transaction. Although no such allocation has yet been completed, the following preliminary allocation of the intangible assets is presented for informational purposes. These assets have been assigned preliminary values and lives consistent with the methodology used in our previous acquisitions.

                                                                       ASSIGNED VALUE       LIFE
                                                                        (IN MILLIONS)    (IN YEARS)
                                                                       ---------------  -------------
Blue Cross Blue Shield name and mark.................................     $    90.8              40
Employer relationships
  Experience-rated...................................................         183.7              14
  Direct pay.........................................................           2.3               5
Company-developed software...........................................          19.8             1.5
Goodwill.............................................................          11.5              20
                                                                             ------
                                                                          $   308.1
                                                                             ------
                                                                             ------

 (2) Represents the elimination of $5.5 million of accounts receivable/payable arising from transactions between one of our subsidiaries and Cerulean.

 (3) Reflects our payment of $225 million cash related to the maximum cash component of the merger, financed through the incurrence of indebtedness, and WellPoint's reissuance of our common stock held in treasury with a value of $275 million in connection with the merger. These pro forma financial statements assume that our common stock was reissued from treasury at $81 per share. Please refer to note 4 for a more complete description of the assumptions used regarding the financing of the merger. From time to time, we may also incur additional indebtedness in order to, among other things, fund additional repurchases of our common stock.

 (4) Our pro forma financial statements assume that the merger is financed primarily through the reissuance of treasury shares having a value of $275 million, based on a price of $81 per share, and through the incurrence of indebtedness of $225 million, representing the maximum cash payment to Cerulean shareholders. Our board of directors has authorized us and we intend to purchase additional shares of our common stock prior to and following the merger in an amount equal to the number of shares to be issued in connection with the merger, provided that we will not purchase shares of our common stock following the merger unless we receive a ruling from the IRS, or determine after consultation with counsel, that the purchase will not prevent the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. Through June 28, 1999, we had repurchased an aggregate of 3.5 million shares of our common stock in anticipation of the merger at an average purchase price of $55.32 per share.

 (5) Represents the issuance of the debentures resulting in net proceeds of approximately $170 million after offering costs of approximately $4.6 million. The net offering proceeds from the sale of the debentures will be used to purchase 2,000,000 shares of our common stock from the California HealthCare Foundation at $81 per share. The remainder of the net offering proceeds of approximately $8.0 million is expected to be available for general corporate purposes.

 (6) Represents the elimination of $7.3 million and $2.8 million for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively, of revenue and expense related to transactions between one of our subsidiaries and Cerulean.

 (7) Reflects the adjustment required to amortize, for the year ended December 31, 1998 and the three months ended March 31, 1999, the intangible assets of $308.1 million estimated to be created as a result of the merger on a straight-line basis over the life of each of the identified intangible assets and goodwill, which results in $29.9 million and $5.8 million of amortization expense for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively.

 (8) The increase in interest expense of $15.1 million and $3.8 million for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively, reflects the cost of $225 million of indebtedness incurred to finance the merger (see note 3) at an assumed fixed rate of 6.71% per annum, which represents an estimate of our effective interest rate as a result of our currently effective interest rate swap agreements. A 1/8% increase in the effective interest rate results in no change per basic or diluted share for the year ended December 31, 1998 or the three months ended March 31, 1999.

 (9) Reflects the tax effect of the pro forma adjustments to effect the merger to bring the pro forma tax expense in line with the projected effective tax rate which results in a decrease in tax expense of $6.9 million for the year ended December 31, 1998 and an increase in tax expense of $1.4 million for the three months ended March 31, 1999. The projected effective tax rate has been increased to reflect the assumption that the goodwill generated as a result of the merger will not be deductible. The historical tax expense of WellPoint for the year ended December 31, 1998 includes a one-time benefit of $85.5 million related to its receipt of a private letter ruling from the IRS regarding the deductibility of some payments made at the time of its May 1996 recapitalization.

 (10) The increase in the weighted average shares outstanding for the year ended December 31, 1998 results from the elimination of the impact of the repurchase of 3.4 million shares of our common stock acquired throughout the year, which are assumed to be issued in conjunction with the merger. The increase in the weighted average shares outstanding for the three months ended March 31, 1999 results from the impact of the reissuance, as a result of the merger, of 3.4 million shares of our common stock held in treasury.

 (11) The increase in interest expense of $3.7 million and $0.9 million for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively, represents the effect of the issuance of the debentures discussed in note 5, based on an assumed effective yield of 2.0% and the amortization of the deferred debt issuance costs. As the debentures pay no stated interest, the aggregate principal balance of the debentures increases by the amount of the aggregate interest expense accrued until maturity, when the principal amount due at maturity will be approximately $260.0 million. The interest expense accrued will increase in each subsequent year until maturity.

 (12) Reflects the tax effect of the pro forma adjustment to interest expense in note 11 above based on the overall effective tax rate for each period, resulting in a decrease in income tax expense of $1.9 million and $0.4 million for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively.

 (13) The net change in weighted average shares outstanding for the year ended December 31, 1998 and the three months ended March 31, 1999 reflects the impact of the repurchase of 2.0 million shares of our common stock with a portion of the proceeds from the sale of our debentures.

 (14) The calculation of diluted earnings per share for the year ended December 31, 1998 and the three months ended March 31, 1999 assumes the conversion of the debentures as of the beginning of the period, resulting in the elimination of the after-tax interest charge and the addition of approximately 1.8 million converted shares to the diluted weighted average shares outstanding.

                           DESCRIPTION OF DEBENTURES

    The debentures will be issued under an indenture to be dated as of July 2, 1999, between WellPoint and The Bank of New York, as trustee. We have summarized the material terms and provisions of the indenture in this section. We have also filed the form of indenture as an exhibit to the registration statement. You should read the indenture for additional information before you buy any debt securities. References in this section to WellPoint are solely to WellPoint Health Networks Inc. and not to its subsidiaries.

GENERAL

    The debentures are unsecured obligations of WellPoint limited to $260,000,000 aggregate principal amount at maturity, or $299,000,000 aggregate principal amount at maturity if the underwriters' over-allotment option is exercised in full. The debentures will mature on July 2, 2019. The debentures are being offered at a substantial discount from their principal amount at maturity and will therefore have original issue discount for U.S. federal income tax purposes. See the discussion under the caption entitled "Material U.S. Federal Income Tax Considerations."

    There will be no periodic cash payments of interest on the debentures, except as described under the caption entitled "--Optional Conversion to Semiannual Coupon Debentures Upon a Tax Event." The calculation of the accrual of original issue discount, the difference between the issue price of a debenture and the principal amount at maturity of a debenture, in the period during which a debenture remains outstanding will be compounded semi-annually using a year composed of twelve 30-day months. The accrual of original issue discount will commence on the issue date of the debentures. Original issue discount or, if the debentures are converted to semiannual coupon debentures following the occurrence of a Tax Event, interest on the debentures, will cease to accrue on the debentures upon conversion, repurchase or redemption under the terms and subject to the conditions of the indenture.

    The principal amount at maturity of each debenture is payable at the office or agency of the paying agent, initially the trustee, in the Borough of Manhattan, The City of New York, or any other office of the paying agent maintained for this purpose. Debentures may be presented for conversion into common stock at the office of the conversion agent. Debentures in definitive form may be presented for exchange for other debentures or registration of transfer at the office of the registrar. Initially, the trustee will be the paying agent, the conversion agent and the registrar. WellPoint will not charge a service charge for any registration, transfer or exchange of debentures. However, WellPoint may require the holder to pay for any tax, assessment or other governmental charge to be paid in connection with any registration, transfer or exchange of debentures.

SUBORDINATION OF DEBENTURES

    As set forth in the indenture, the debentures are subordinate in right of payment to the holders of all existing and future Senior Indebtedness. Subordination of the debentures will not prevent the occurrence of any event of default under the indenture.

    Upon any distribution of assets of WellPoint upon any:

    - dissolution,

    - winding up,

    - voluntary or involuntary bankruptcy,

    - insolvency,

    - liquidation,

    - reorganization,

    - receivership,

    - similar proceeding relating to WellPoint or its property or

    - an assignment for the benefit of creditors or any marshaling of WellPoint's assets or liabilities,

the holders of Senior Indebtedness will be entitled to receive payment in full before the holders of debentures will be entitled to receive any payment in respect of the debentures.

    By reason of the subordination, if any of the events described above occur, holders of Senior Indebtedness may receive more, ratably, than WellPoint's other creditors. For the same reason, the holders of debentures may receive less, ratably, than WellPoint's other creditors.

    If the debentures are declared due and payable prior to maturity because of an event of default, then WellPoint must promptly notify holders of Designated Senior Indebtedness of the acceleration. WellPoint may not pay amounts owed pursuant to the debentures until five days have passed after acceleration occurs. After five days have passed, WellPoint may pay amounts owed pursuant to the debentures only if the terms of the indenture otherwise permit payment at that time. WellPoint also may not make any payment on the debentures if:

    (1) a default in any payment obligations in respect of Designated Senior Indebtedness occurs and is continuing, without regard to any applicable period of grace, whether at maturity or at a date fixed for payment or by declaration or otherwise; or

    (2) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which the default relates to accelerate its maturity and the trustee receives a notice of the default, also referred to as a payment blockage notice, from a representative for any issue of Designated Senior Indebtedness.

The subordination provisions of the indenture will not delay or prevent WellPoint from satisfying its obligations to issue shares of its common stock to a holder of debentures upon the election of a holder to convert its debentures into common stock. See the discussion under the caption entitled "--Conversion of Debentures."

    Payments on the debentures may be resumed:

    - in case of a payment default, the earlier of the date on which the default is cured or waived or ceases to exist; and

    - in case of a nonpayment default, the earlier of the date on which the nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the applicable payment blockage notice is received by the trustee, if the maturity of the Designated Senior Indebtedness has not been accelerated, and in either case only if the terms of the indenture otherwise permit payment at that time.

    No new period of payment blockage with respect to a nonpayment default may be commenced pursuant to a payment blockage notice until 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice. A nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee will not be the basis for a subsequent payment blockage. Any action of WellPoint or any of its subsidiaries occurring subsequent to delivery of a payment blockage notice that would give rise to any event of default under Senior Indebtedness under which an event of default previously existed or was continuing at the time of delivery of the payment blockage notice will constitute a new event of default for this purpose. Any breach of a financial covenant giving rise to a nonpayment default for a period ending subsequent to the date of delivery of the respective payment blockage notice constitutes a new event of default for this purpose.

    In the event that, notwithstanding the foregoing, the trustee or any holder of the debentures receives any payment of any kind in contravention of the subordination provisions of the indenture before full payment of the Senior Indebtedness, then the payment will be held by the recipient in trust for the benefit of, and paid over to, holders of Senior Indebtedness or their representatives. These payments can be made in any form of consideration but must take into account any concurrent payment or distribution to the holders of Senior Indebtedness.

    The trustee or the holders may accelerate the maturity of the debentures because WellPoint fails to make any payments due and owing on the debentures during a period of payment blockage. The holders of a majority in principal amount at maturity of the then outstanding debentures may rescind an acceleration and its consequences by sending notice of the rescission to the trustee if the rescission would not conflict with any judgment or decree and if all existing events of default (except nonpayment of principal or interest, if any, that has become due wholly because of the acceleration) have been cured or waived.

    The debentures are obligations exclusively of WellPoint. Since substantially all of the operations of WellPoint are conducted through subsidiaries, the cash flow and the consequent ability to service debt, including the debentures, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, WellPoint. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amount pursuant to the debentures or to make any funds available therefor, whether by dividends, loans or other payments. Because certain of WellPoint's subsidiaries are regulated managed care companies, the payment of dividends and making of loans and advances to WellPoint by its subsidiaries are subject to statutory restrictions. In addition, the payment of dividends and making of loans and advances are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

    Any right of WellPoint to receive assets of any of its subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the debentures to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors. The only exception would be if WellPoint is itself recognized as a creditor of the subsidiary. In that case WellPoint's claims would still be subordinate to any security interests in the assets of the subsidiary and any Indebtedness of the subsidiary senior to that held by WellPoint.

    At March 31, 1999, WellPoint had approximately $323.9 million of Indebtedness outstanding that would have constituted Senior Indebtedness. WellPoint's subsidiaries had approximately $2,653.3 million of Indebtedness and other liabilities, including trade and other payables, outstanding, but excluding intercompany liabilities and liabilities of a type not required to be reflected on a balance sheet in accordance with generally accepted accounting principles, to which the debentures would have been effectively subordinated.

    The indenture does not limit the amount of additional Indebtedness, including Senior Indebtedness, which WellPoint can incur, assume or guarantee. Furthermore, the indenture does not limit the amount of Indebtedness which any subsidiary can incur, assume or guarantee.

CONVERSION OF DEBENTURES

    A holder of a debenture may convert it into WellPoint common stock at any time prior to maturity. However, if WellPoint elects to redeem a debenture, the holder may convert it only until the close of business on the last trading day prior to a redemption date unless WellPoint defaults in the payment of the redemption price. If a holder has delivered a repurchase notice exercising its option to require WellPoint to repurchase its debenture, that debenture may be converted only if the notice is withdrawn in accordance with the terms of the indenture. Similarly, if a holder exercises its option to require WellPoint to repurchase its debenture upon a Fundamental Change, that debenture may be converted only if the holder withdraws its election to exercise its option in accordance with the terms of the indenture. A holder may convert its debentures in part so long as the holder converts debentures of $l,000 principal amount at maturity or an integral multiple of $1,000.

    The initial conversion rate is 6.797 shares of common stock per $1,000 principal amount at maturity of debentures, subject to adjustment upon the occurrence of the events described below. A holder entitled to a fractional share of common stock will receive cash equal to the then current market value of the fractional share.

    On conversion of a debenture, a holder will not receive any cash payment representing accrued original issue discount. WellPoint's delivery to the holder of the fixed number of shares of common stock into which the debenture is convertible, together with the cash payment, if any, in lieu of a fractional share of common stock, will be deemed to satisfy WellPoint's obligation to pay the principal amount at maturity of the debenture including the accrued original issue discount attributable to the period from the issue date to the conversion date.

    In lieu of delivering shares of common stock upon notice or conversion of any debentures, WellPoint may elect to pay holders surrendering debentures an amount in cash per debenture equal to the last reported sale price of a share of its common stock on the trading day immediately prior to the applicable conversion date, multiplied by the conversion rate in effect on that trading day, subject to adjustment upon the occurrence of the events described below; PROVIDED, that if the payment of cash is not permitted pursuant to the provisions of the indenture or otherwise, WellPoint will deliver shares of its common stock (and cash in lieu of fractional shares) as described below. WellPoint will inform the holders through the trustee no later than two business days following the conversion date of its election to deliver shares of common stock or to pay cash in lieu of delivery of the shares. If WellPoint elects to deliver shares of common stock, the shares will be delivered through the trustee no later than the seventh business day following the conversion date. If WellPoint elects to pay cash, the payment will be made to holders surrendering debentures no later than the fifth business day following the applicable conversion date. If an Event of Default, as described under the caption entitled "--Events of Default; Notice and Waiver" below (other than a default in a cash payment upon conversion of the debentures), has occurred or is continuing, WellPoint may not pay cash upon conversion of any debentures (other than cash in lieu of fractional shares).

    To convert a certificated debenture into common stock, a holder must:

    (1) complete and manually sign the conversion notice on the back of the debenture (or complete and manually sign a facsimile of the conversion notice) and deliver the notice to the conversion agent;

    (2) surrender the debenture to the conversion agent;

    (3) if required, furnish appropriate endorsements and transfer documents;
       and

    (4) if required, pay all transfer or similar taxes.

Pursuant to the indenture, the date on which all of the above requirements have been satisfied is the conversion date.

    The conversion rate is subject to adjustment under formulae as set forth in the indenture in certain events, including:

    (1) the issuance of WellPoint common stock as a dividend or distribution on the common stock;

    (2) certain subdivisions and combinations of the common stock;

    (3) the issuance to all holders of common stock of certain rights or warrants to purchase common stock;

    (4) the distribution to all holders of common stock of capital stock, other than WellPoint common stock, or evidences of WellPoint's Indebtedness or of assets. This includes securities other than common stock, but excludes those rights, warrants, dividends and distributions referred to in clauses (1) and (3) above or paid in cash;

    (5) distributions consisting of cash, excluding any quarterly cash dividend on the common stock to the extent that the aggregate cash dividend per share of common stock in any quarter does not exceed the greater of:

      - the amount per share of common stock of the next preceding quarterly cash dividend on the common stock to the extent that the preceding quarterly dividend did not require an adjustment of the conversion rate pursuant to this clause (5) (as adjusted to reflect subdivisions or combinations of the common stock); and

      - 3.75 percent of the average of the last reported sales price of the common stock during the ten trading days immediately prior to the date of declaration of the dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of WellPoint;

    (6) payment in respect of a tender offer or exchange offer by WellPoint or any subsidiary of WellPoint for the common stock to the extent that the per share consideration exceeds the current Market Price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made, PROVIDED, HOWEVER, that shares tendered by the California HealthCare Foundation will be excluded from the determination of the adjustment of the conversion rate pursuant to this clause (6); and

    (7) payment in respect of a tender offer or exchange offer by a person other than WellPoint or any subsidiary of WellPoint in which, as of the closing date of the offer, the board of directors is not recommending rejection of the offer.

    If an adjustment is required to be made as set forth in clause (5) above as a result of a distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to clause (5) above. If an adjustment is required to be made as set forth in clause (5) above as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution.

    The adjustment referred to in clause (7) will only be made if both the amount of the tender would increase the offeror's ownership of common stock to more than 25% of the total shares of common stock outstanding, and if the cash and value of any other consideration included in the payment per share of common stock exceeds the current Market Price per share of common stock on the first business day following the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer. The adjustment referred to in clause
(7) above will generally not be made, however, if as of the closing of an offer, the offering documents with respect to the offer disclose a plan or an intention to cause WellPoint to engage in a consolidation or merger of WellPoint or a sale of all or substantially all of WellPoint's assets.

    The indenture provides that if WellPoint implements a stockholders' rights plan, the rights plan must provide that upon conversion of the debentures the holders will receive, in addition to the common stock issuable upon conversion, the rights which would attach to the common stock issuable upon conversion, regardless of whether the rights have separated from the common stock at the time of conversion.

    No adjustment in the conversion rate will be required unless the adjustment would require a change of at least 1% in the rate then in effect; PROVIDED that any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment.

    Except as stated above, the conversion rate will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing.

    In the case of either:

    - any reclassification of the common stock, or

    - a consolidation or merger involving WellPoint or a sale or conveyance to another corporation of the property and assets of WellPoint as an entirety or substantially as an entirety,

if holders of common stock will be entitled to receive any form of consideration with respect to or in exchange for common stock, the holders of the debentures then outstanding will be entitled to convert their debentures into the kind and amount of consideration which they would have owned or been entitled to receive had their debentures been converted immediately prior to the applicable transaction. This assumes that a holder of debentures would not have exercised any rights of election as to the consideration receivable in connection with the transaction.

    In the event of a taxable distribution to holders of common stock or in certain other circumstances requiring an adjustment to the conversion rate, the holders of debentures may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common stock. See the discussion under the caption entitled "Material U.S. Federal Income Tax Considerations."

    WellPoint from time to time may to the extent permitted by law increase the conversion rate by any amount for any period of at least 20 business days, if the board of directors has made a determination that the increase would be in WellPoint's best interests. For purposes of this paragraph, the determination by the board of directors will be conclusive. If WellPoint increases the conversion rate, WellPoint will give at least 15 days' notice of the increase. WellPoint may, at its option, make increases in the conversion rate, in addition to those described above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock, or rights to acquire stock, or from any event treated as a dividend distribution or a right to acquire stock for income tax purposes. See the discussion under the caption entitled "Material U.S. Federal Income Tax Considerations."

    In the event WellPoint exercises its option to have interest in lieu of original issue discount accrue on a debenture following a Tax Event, the holder will be entitled on conversion to receive the same number of shares of common stock that the holder would have received if WellPoint had not exercised its option. If WellPoint exercises its option, debentures surrendered for conversion during the period from the close of business on the record date next preceding the next interest payment date to the opening of business on the next interest payment date (except debentures to be redeemed on the next interest payment date) must also be accompanied by an amount equal to the accrued and unpaid interest on the debenture that the registered holder is to receive. Except where debentures surrendered for conversion must be accompanied by the payment described in this paragraph, no interest on converted debentures will be payable by WellPoint on any interest payment date subsequent to the date of conversion. See the discussion under the caption entitled "--Optional Conversion to Semiannual Coupon Debentures Upon a Tax Event."

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF THE DEBENTURES AND OUR COMMON STOCK

    Our certificate of incorporation provides that no person may beneficially own shares of our common stock, including shares deemed owned as a result of ownership of the debentures, in excess of a prescribed ownership limit. The indenture provides that these ownership restrictions apply to the shares of common stock underlying the debentures. See the discussion under the caption entitled "Description of Capital Stock--Certain Charter Provisions That May Limit Changes in Control."

    Ownership of the debentures shall be deemed ownership of the greater number of shares of our common stock which you would receive either if you exercised the option to convert or we exercised our option to pay for your debentures with common stock were you to require us to purchase them. If the conversion rate of the debentures is adjusted, you may be deemed to beneficially own a greater number of shares of our common stock. Your deemed beneficial ownership of our common stock will fluctuate as a result of changes in the market price of our common stock.

    Upon completion of the offering and repurchase of 2,000,000 shares of our common stock from one of our stockholders, we will have 65,696,064 shares of our common stock outstanding, excluding shares to be issued in connection with the Cerulean transaction, which we anticipate will be approximately 3.4 million shares, based on a price of $81 per share.

REDEMPTION OF DEBENTURES AT WELLPOINT'S OPTION

    WellPoint may not redeem the debentures prior to July 2, 2002. Beginning on July 2, 2002, WellPoint may redeem the debentures for cash as a whole at any time, or from time to time in part by giving by mail to holders of debentures not less than 20 days' nor more than 60 days' notice of redemption for an amount in cash equal to 100% of the sum of (1) the debenture issue price and (2) accrued original issue discount through the date of redemption. At the same time, WellPoint will provide public notice of redemption through certain financial news services. The debentures will be redeemable in multiples of $l,000 principal amount at maturity. No sinking fund is provided for the debentures.

    The table below shows redemption prices of debentures per $1,000 principal amount at maturity, at July 2, 2002 and at each July 2 thereafter prior to maturity and at maturity on July 2, 2019, which prices reflect the accrued original issue discount calculated to each date. The redemption price of a debenture redeemed between any two dates below would include an additional amount reflecting the additional original issue discount accrued since the date in the table preceding the actual redemption date.

                                                                                    (2)
                                                                (1)          ACCRUED ORIGINAL           (3)
                                                          DEBENTURE ISSUE    ISSUE DISCOUNT AT    REDEMPTION PRICE
                                                               PRICE               2.0%               (1)+(2)
                                                          ---------------  ---------------------  ----------------
July 2, 2002............................................     $  671.65           $   41.33          $     712.98
July 2, 2003............................................        671.65               55.66                727.31
July 2, 2004............................................        671.65               70.27                741.92
July 2, 2005............................................        671.65               85.19                756.84
July 2, 2006............................................        671.65              100.40                772.05
July 2, 2007............................................        671.65              115.92                787.57
July 2, 2008............................................        671.65              131.75                803.40
July 2, 2009............................................        671.65              147.90                819.55
July 2, 2010............................................        671.65              164.37                836.02
July 2, 2011............................................        671.65              181.17                852.82
July 2, 2012............................................        671.65              198.31                869.96
July 2, 2013............................................        671.65              215.80                887.45
July 2, 2014............................................        671.65              233.64                905.29
July 2, 2015............................................        671.65              251.83                923.48
July 2, 2016............................................        671.65              270.40                942.05
July 2, 2017............................................        671.65              289.33                960.98
July 2, 2018............................................        671.65              308.65                980.30
July 2, 2019............................................        671.65              328.35              1,000.00

    If WellPoint elects to convert the debentures to semiannual coupon debentures following a Tax Event, the debentures will be redeemable at the Restated Principal Amount plus accrued and unpaid interest, if any, to the applicable redemption date. The initial redemption date following the conversion of the debentures to semiannual coupon debentures will be the third business day after the initial interest payment date.

    If less than all of the outstanding debentures held in certificated form are to be redeemed, the trustee will select the debentures held in certificated form to be redeemed in principal amounts at maturity of $1,000 or integral multiples thereof by lot, PRO RATA or by another method the trustee considers fair and appropriate. If a portion of a holder's certificated debentures is selected for partial redemption and the holder converts a portion of its debentures, the converted portion will be deemed to be the portion selected for redemption. debentures registered in the name of DTC or its nominee will be redeemed as described under the caption entitled "--Form, Denomination and Registration-- Global Debenture; Book-Entry Form."

REPURCHASE AT OPTION OF THE HOLDER UPON A FUNDAMENTAL CHANGE

    If a Fundamental Change occurs at any time prior to July 2, 2019, each holder will have the right, at the holder's option, to require WellPoint to repurchase any or all of the holder's debentures. The debentures may be repurchased in multiples of $1,000 principal amount at maturity. WellPoint will repurchase the debentures at a price equal to the issue price plus accrued original issue discount to the repurchase date. See the table under the caption entitled "--Redemption of Debentures at WellPoint's Option." If, prior to the repurchase date, WellPoint elects to convert the debentures to semiannual coupon debentures following a Tax Event, the purchase price will be equal to the Restated Principal Amount plus accrued and unpaid interest to the repurchase date. See the discussion under the caption entitled "--Optional Conversion to Semiannual Coupon Debentures Upon a Tax Event."

    On or before the tenth day after the occurrence of a Fundamental Change, WellPoint will mail to all holders of record of the debentures a notice of the occurrence of the Fundamental Change and of the resulting repurchase right. WellPoint will also deliver to the trustee a copy of the notice. To exercise the repurchase right, holders of debentures must deliver, on or before the 45th day after the date of WellPoint's notice of a Fundamental Change, the debentures to be repurchased, duly endorsed for transfer, together with the form entitled "Option to Elect Repurchase Upon a Fundamental Change" on the reverse side of the debenture duly completed, to WellPoint, or an agent designated by WellPoint.

    WellPoint will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable in connection with the repurchase of the debentures in the event of a Fundamental Change.

    The repurchase rights of the holders of debentures could discourage a potential acquiror of WellPoint. The Fundamental Change repurchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of WellPoint by any means or part of a plan by management to adopt a series of anti-takeover provisions.

    The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect WellPoint's financial condition. In addition, holders may not be protected by the requirement that WellPoint offer to repurchase the debentures upon a Fundamental Change in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving WellPoint.

    No debentures may be repurchased at the option of holders upon a Fundamental Change if there has occurred and is continuing an event of default described under the caption entitled "--Events of Default, Notice and Waiver" below. However, debentures may be repurchased if the event of default is in the payment of the Fundamental Change purchase price with respect to the debentures. In the event of a Fundamental Change and exercise by holders of the debentures of their right to require WellPoint to repurchase all or a portion of their debentures, WellPoint may not have sufficient funds to pay the purchase price for all the debentures tendered by the holders. The terms of future debt arrangements could prevent the repurchase of the debentures. If a Fundamental Change occurs at a time when WellPoint is prohibited from repurchasing the debentures, WellPoint could ask existing lenders to consent to WellPoint's repurchase of the debentures or could attempt to refinance the borrowings that contain the prohibition. If WellPoint does not obtain the consent or repay the borrowings, WellPoint would remain prohibited from repurchasing the debentures. In this case, WellPoint's failure to repurchase the debentures required to be repurchased under the terms of the indenture would constitute an event of default and would likely constitute a default under the terms of any other Indebtedness of WellPoint outstanding at the time. If this were to occur, or if a Fundamental Change would in and of itself constitute an event of default under agreements governing Senior Indebtedness then outstanding, the subordination provisions in the indenture would likely prevent holders from being paid until after the Senior Indebtedness is repaid.

REPURCHASE OF DEBENTURES AT THE OPTION OF THE HOLDER

    On July 2, 2002, July 2, 2009 and July 2, 2014, WellPoint will be obligated to repurchase, at the option of the holder, all or any portion of the outstanding debentures. The purchase price payable in respect of a debenture will be equal to the issue price plus accrued original issue discount to the repurchase date. If, prior to the repurchase date, WellPoint elects to convert the debentures to semiannual coupon debentures following a Tax Event, the purchase price will be equal to the Restated Principal Amount plus accrued and unpaid interest to the repurchase date. See the discussion under the caption entitled "--Optional Conversion to Semiannual Coupon Debentures Upon a Tax Event."

    The table below shows the purchase prices of a debenture as of the specified repurchase dates. WellPoint may elect to pay the purchase price payable, as of any repurchase date, in cash or common stock or any combination of cash or common stock.

REPURCHASE DATE                                                                        PRICE
-----------------------------------------------------------------------------------  ---------
July 2, 2002.......................................................................  $  712.98
July 2, 2009.......................................................................     819.55
July 2, 2014.......................................................................     905.29

    If WellPoint elects to pay the purchase price, in whole or in part, in common stock, the number of shares to be delivered in respect of the portion of the purchase price to be paid in common stock will be equal to the portion of the purchase price divided by the Market Price of the common stock. However, no fractional shares of common stock will be delivered upon any repurchase by WellPoint of debentures through the delivery of common stock in payment, in whole or in part, of the purchase price. Instead, WellPoint will pay cash based on the Market Price for all fractional shares of common stock.

    The holder's right to require WellPoint to repurchase debentures is exercisable by delivery during the repurchase period of a written repurchase notice by the holder to the office of the paying agent. The paying agent will initially be the trustee. The repurchase period will begin at any time from the opening of business on the date that is 20 business days prior to the applicable repurchase date until the close of business on the applicable repurchase date. If the repurchase notice is withdrawn during the period, WellPoint will not be obligated to repurchase the debentures. WellPoint's repurchase obligation will be subject to additional conditions set forth in the indenture.

    The repurchase notice will state:

    (1) the certificate numbers of the debentures to be delivered by the holder for repurchase by WellPoint;

    (2) the portion of the principal amount at maturity of debentures to be repurchased, which must be $1,000 or in multiples of $1,000;

    (3) that the debentures are to be repurchased by WellPoint pursuant to the applicable provisions of the debentures and the indenture; and

    (4) in the event that WellPoint elects to pay the purchase price in common stock but does not end up satisfying the conditions to payment and ultimately has to pay the holder in cash, whether the holder would choose:

      - to withdraw the repurchase notice as to some or all of the debentures to which it relates; or

      - to receive cash in respect of the entire purchase price for all debentures subject to the repurchase notice.

    If the holder fails to indicate the holder's choice with respect to the election described in clause (4) above, the holder will be deemed to have elected to receive cash for the entire purchase price for all debentures subject to the repurchase notice. For a discussion of the tax treatment of a holder receiving cash or common stock pursuant to its election to tender its debentures to WellPoint on a repurchase date, see the discussion under the caption entitled "Material U.S. Federal Income Tax Considerations."

    Any repurchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal will state the principal amount at maturity and the certificate numbers of the debentures as to which the withdrawal notice relates and the principal amount at maturity, if any, which remains subject to the repurchase notice.

    WellPoint will give notice not less than 20 business days prior to the repurchase date to all holders at their addresses shown in the register of the registrar. WellPoint will also give notice to beneficial owners as required by applicable law. This notice will state, among other things:

    - whether WellPoint will pay the purchase price of the debentures in cash or common stock, or any combination of cash or common stock. The notice will specify the percentage of each, and

    - if WellPoint elects to pay in common stock, in whole or in part, the method of calculating the Market Price of the common stock.

    Upon determination of the actual number of shares of common stock in accordance with the foregoing provisions, WellPoint will publish the determination in a daily newspaper of national circulation.

    WellPoint's right to repurchase debentures with common stock is subject to the satisfaction of various conditions, including:

    - the registration of the common stock under the Securities Act, if required, and

    - compliance with other applicable federal and state securities laws, if any.

    If the conditions are not satisfied by a repurchase date, WellPoint will pay the purchase price of the debentures to be purchased on the repurchase date entirely in cash. WellPoint will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable and will file a Schedule 13E-4 or any other schedule required under the Exchange Act in connection with any offer by WellPoint to repurchase debentures at the option of holders.

    Payment of the repurchase price for a debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at its office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the purchase price for the debenture will be made promptly following the later of the repurchase date or the time of book-entry transfer or delivery of the debenture. If the paying agent holds money or securities sufficient to pay the purchase price of the debenture on the business day following the repurchase date, then, on and after the date, the debenture will cease to be outstanding and original issue discount on the debenture or, if the debentures are converted to semiannual coupon debentures following the occurrence of a Tax Event, interest on the debentures, will cease to accrue. This will be the case whether or not book-entry transfer of the debenture is made or the debenture is delivered to the paying agent, and all other rights of the holder will terminate, other than the right to receive the purchase price upon delivery of the debenture.

    No debentures may be repurchased at the option of the holder for cash if there has occurred, prior to, on or after the giving by the holders of the debentures of the required repurchase notice, and is continuing an event of default described under the caption entitled "--Events of Default; Notice and Waiver" below, other than a default in the payment of the purchase price with respect to the debentures.

    Even though WellPoint becomes obligated to repurchase any outstanding debenture on a repurchase date, WellPoint may not have sufficient funds to pay the purchase price on that repurchase date. If this were to occur, WellPoint could be required to issue shares of common stock to pay the purchase price at valuations based on then prevailing market prices for all the debentures tendered by the holders. Any future credit agreements or other agreements relating to other Indebtedness, including Senior Indebtedness, to which WellPoint becomes a party may provide that the maturing of any obligation to repurchase the debentures would constitute an event of default and may restrict or prohibit the repurchase of the debentures. In the event a repurchase date occurs at a time when WellPoint is prohibited from repurchasing the debentures, WellPoint could seek the consent of its then existing lenders to repurchase the debentures or could attempt to refinance the borrowings that contain the prohibition. If WellPoint does not obtain the consent or repay the borrowings, WellPoint would remain prohibited from repurchasing the debentures. WellPoint's failure to repurchase debentures required to be repurchased under the terms of the indenture would constitute an event of default under the indenture and would likely constitute a default under the terms of any other Indebtedness of WellPoint outstanding at that time, including Senior Indebtedness. In these circumstances, the subordination provisions in the indenture would likely prevent WellPoint from making payments to debenture holders.

MERGERS AND SALES OF ASSETS BY WELLPOINT

    WellPoint may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless, among other items:

    - the resulting, surviving or transferee person, if other than WellPoint, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

    - the successor person assumes all of WellPoint's obligations under the debentures and the indenture; and

    - WellPoint or the successor person will not immediately thereafter be in default under the indenture.

Upon the assumption of WellPoint's obligations by a successor as described above, subject to certain exceptions, WellPoint will be discharged from all obligations under the debentures and the indenture. Certain of these transactions which would constitute a Fundamental Change would permit each holder to require WellPoint to repurchase their debentures as described under the caption entitled "--Repurchase at Option of the Holder Upon a Fundamental Change."

OPTIONAL CONVERSION TO SEMIANNUAL COUPON DEBENTURES UPON A TAX EVENT

    From and after the date (referred to as the tax event date) of the occurrence of a Tax Event, WellPoint may elect to have interest in lieu of future original issue discount accrue at 2.0% per annum on a principal amount at maturity per debenture equal to the issue price plus original issue discount accrued to the date immediately prior to the later of:

    - the tax event date; or

    - the date on which WellPoint makes its election,

which is referred to as the option exercise date. The resulting amount is the Restated Principal Amount. Interest will accrue from the option exercise date and will be payable semiannually on the interest payment date, which is January 2 and July 2 of each year. The interest will be payable to holders of record of the debentures at the close of business on December 15 and June 15, the regular record date, immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the option exercise date.

    President Clinton's 2000 budget proposes a tax law change that, if enacted and made applicable to the debentures, would prevent WellPoint from deducting interest, including original issue discount, payable on the debentures on a current accrual basis for U.S. federal income tax purposes and could cause some or all of the interest, including original issue discount, payable on the debentures to fail to be deductible by WellPoint under any other method for U.S. federal income tax purposes. This proposal has not yet been enacted and, based on its proposed effective date, should not apply to the debentures. Nevertheless, if a similar proposal were made applicable to the debentures in a manner that would limit WellPoint's ability to either (a) deduct the interest, including original issue discount, payable on the debentures on a current accrual basis or (b) deduct the interest, including original issue discount, payable on the debentures under any other method for U.S. federal income tax purposes, it would result in a Tax Event and WellPoint could, at its option, modify the terms of the debentures as described above. Modification of the terms of the debentures by WellPoint upon a Tax Event as described above could alter the timing of income recognition by holders of the debentures with respect to the semiannual payments of interest due on the debentures after the option exercise date. See the discussion under the caption entitled "Material U.S. Federal Income Tax Considerations" below.

EVENTS OF DEFAULT; NOTICE AND WAIVER

    The indenture provides that, if an event of default specified in the indenture has happened and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the debentures then outstanding may declare due and payable:

    - the issue price of the debentures or, if the debentures are converted to semiannual coupon debentures following the occurrence of a Tax Event, the Restated Principal Amount; PLUS

    - the original issue discount on the debentures or, if the debentures are converted to semiannual coupon debentures following the occurrence of a Tax Event, interest on the debentures, accrued and unpaid to the date of the declaration.

    In the case of certain events of bankruptcy or insolvency, the issue price plus the original issue discount on the debentures or, if the debentures are converted to semiannual coupon debentures following the occurrence of a Tax Event, interest on the debentures, accrued to the occurrence of the event will automatically become and be immediately due and payable.

    Under certain circumstances, the holders of a majority in aggregate principal amount at maturity of the outstanding debentures may rescind any acceleration with respect to the debentures and its consequences.

    Interest will accrue at the rate of 2.0% per annum and be payable on demand upon a default in the payment of any redemption price or purchase price and, after acceleration, of the issue price and accrued original issue discount or, if the debentures are converted to semiannual coupon debentures following the occurrence of a Tax Event, interest, to the extent that payment of the interest is legally enforceable. Original issue discount or, if the debentures are converted to semiannual coupon debentures following the occurrence of a Tax Event, interest on the debentures, will cease to accrue after declaration of acceleration.

    Under the indenture, events of default are defined as:

    (1) default in payment of:

       - the principal amount at maturity,

       - issue price,

       - accrued original issue discount, or, if the debentures are converted to semiannual coupon debentures following the occurrence of a Tax Event, interest on the debentures (if the default continues for 30 days),

       - redemption price, or

       - purchase price

    with respect to any debenture when it becomes due and payable, whether or not payment is prohibited by the provisions of the indenture;

    (2) WellPoint's failure for 10 days to deliver shares of its common stock (including cash in lieu of fractional shares) or, if it elects, cash in lieu of shares of its common stock, when common stock or cash is required to be delivered following the conversion of a debenture;

    (3) WellPoint's failure to comply with any of its other agreements in the debentures or the indenture upon the receipt by WellPoint of notice of the default by the trustee or by holders of not less than 25% in aggregate principal amount at maturity of the debentures then outstanding and WellPoint's failure to cure the default within 60 days after receipt by WellPoint of the notice; or

    (4) certain events of bankruptcy or insolvency.

    The trustee will give notice to holders of the debentures of any continuing default known to the trustee within 90 days after the occurrence; PROVIDED that, except in the case of a default as described in clause (1) above, the trustee may withhold notice if it determines in good faith that withholding the notice is in the interests of the holders.

    The holders of a majority in aggregate principal amount at maturity of the outstanding debentures may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee; PROVIDED that the direction may not conflict with any law or the indenture and will be subject to certain other limitations. Before proceeding to exercise any right or power under the indenture at the direction of the holders, the trustee will be entitled to receive from the holders reasonable security indemnity satisfactory to it against the costs, expenses and liabilities incurred by it in complying with the direction. No holder of any debenture will have any right to pursue any remedy with respect to the indenture or the debentures unless:

    (1) the holder will have previously given WellPoint and the trustee written notice of a continuing event of default;

    (2) the holders of at least 25% in aggregate principal amount at maturity of the outstanding debentures have made a written request to the trustee to pursue the remedy;

    (3) the holder or holders have offered to the trustee reasonable indemnity satisfactory to the trustee;

    (4) the holders of a majority in aggregate principal amount at maturity of the outstanding debentures have not given the trustee a direction inconsistent with the request within 60 days after receipt of the request; and

    (5) the trustee has failed to comply with the request within the 60-day period.

    However, the right of any holder:

    (1) to receive payment of:

       - the principal amount at maturity,

       - issue price,

       - accrued original issue discount, or, if the debentures are converted to semiannual coupon debentures following the occurrence of a Tax Event, interest on the debentures,

       - redemption price,

       and any interest in respect of a default in the payment of any amounts due in respect of a debenture, on or after the due date of the debenture;

    (2) to institute suit for the enforcement of any payments or conversion; or

    (3) to convert debentures

will not be impaired or adversely affected without the holder's consent.

    The holders of at least a majority in aggregate principal amount at maturity of the outstanding debentures may waive an existing default and its consequences, other than:

    - any default in any payment on the debentures;

    - any default with respect to the conversion rights of the debentures; or

    - any default in respect of certain covenants or provisions in the indenture which may not be modified without the consent of the holder of each debenture as described under the caption entitled "--Modification" below.

    WellPoint will be required to furnish to the trustee annually a statement as to any default by WellPoint in the performance and observance of its obligations under the indenture.

MODIFICATION

    Modification and amendment of the indenture or the debentures may be effected by WellPoint and the trustee with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the debentures then outstanding. Notwithstanding the foregoing, no amendment may, without the consent of each holder affected:

    (1) reduce the principal amount at maturity, issue price, redemption price or purchase price, or extend the stated maturity of any debenture or alter the manner or rate of accrual of original issue discount or interest, or make any debenture payable in money or securities other than that stated in the debenture;

    (2) make any change to the principal amount at maturity of debentures whose holders must consent to an amendment or any waiver under the indenture or modify the indenture provisions relating to amendments or waivers with respect to the payment of principal at maturity;

    (3) make any change that adversely affects the right to convert any debenture or the right to require WellPoint to repurchase a debenture or the right to require WellPoint to repurchase a debenture upon a Fundamental Change;

    (4) modify the provisions of the indenture relating to the subordination of the debentures in a manner adverse to the holders of the debentures; or

    (5) impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the debentures.

    The indenture also provides for certain modifications of its terms without the consent of the holders.

FORM, DENOMINATION AND REGISTRATION

    The debentures are issuable in fully registered form, without coupons, in denominations of $1,000 principal amount at maturity and multiples of $1,000. WellPoint may not reissue a debenture that has matured or been converted, redeemed, repurchased by WellPoint at the option of a holder or otherwise canceled, except for the transfer, exchange or replacement of the debenture.

    GLOBAL DEBENTURE; BOOK-ENTRY FORM. The debentures will be issued in the form of a global debenture. The global debenture will be deposited with, or on behalf of, The Depository Trust Company and registered in the name of Cede & Co., DTC's nominee. Except as set forth below, the global debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

    Purchasers of the debentures may hold their interests in the global debenture directly through DTC if the holder is a participant in DTC, or indirectly through organizations which are participants in DTC. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds.

    Persons who are not participants may beneficially own interests in the global debenture held by DTC only though participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly. So long as Cede & Co., as the nominee of DTC, is the registered owner of the global debenture, Cede & Co. for all purposes will be considered the sole holder of the global debenture. Except as provided below, owners of beneficial interests in the global debenture will not be entitled to have certificates registered in their names. These owners will not receive or be entitled to receive physical delivery of certificates in definitive registered form and will not be considered the holders of the global debenture.

    Payment of principal amount at maturity or the redemption price or the purchase price of the global debenture will be made to Cede & Co., the nominee for DTC, as the registered owner of the global debenture. Payments will be made by wire transfer of immediately available funds on the payment date. WellPoint, the trustee and any paying agent will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global debenture. In addition, WellPoint, the trustee and any paying agent will have no responsibility or liability for maintaining, supervising or reviewing any records relating to any beneficial ownership interests.

    WellPoint has been informed by DTC that, with respect to any payment of principal amount at maturity or the redemption price or the purchase price of the global debenture, DTC's practice is to credit participants' accounts on the payment date. These payments will be in amounts proportionate to the participants' respective beneficial interests in the principal amount represented by the global debenture as shown on the records of DTC. DTC will not credit participants' accounts if DTC has reason to believe that it will not receive payment on the applicable payment date. Payments by participants to owners of beneficial interests in the principal amount represented by the global debenture held through participants will be the responsibility of the participants. This is currently the case with securities held for the accounts of customers registered in street name.

    Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in the principal amount represented by the global debenture to pledge its interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of its interest, may be affected by the lack of physical certificates evidencing its interest.

    None of WellPoint, the trustee, or any registrar, paying agent or conversion agent under the indenture, will have any responsibility for the performance by DTC or its participants or indirect participants of their operations. DTC has advised WellPoint that it will take any action permitted to be taken by a holder of debentures, including, without limitation, the presentation of debentures for exchange as described below, only at the direction of one or more participants to whose account with DTC interests in the global debenture are credited. In addition, DTC will only take action in respect of the principal amount of the debentures represented by the global debenture as to which a participant or participants has or have given direction.

    DTC has advised WellPoint as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the Uniform Commercial Code and a clearing agency registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. This practice eliminates the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Some of the participants, or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global debenture among participants, it is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by WellPoint within 90 days, WellPoint will cause the debentures to be issued in definitive registered form in exchange for the global debenture.

    Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time. Redemption notices will be sent to Cede, as nominee of DTC. If less than all of the debentures are being redeemed, DTC will reduce the amount of interest of each participant in the debentures in accordance with its procedures.

    CERTIFICATED DEBENTURES. Holders of debentures may request that certificated debentures be issued in exchange for debentures represented by the global debenture. Furthermore, certificated debentures may be issued in exchange for debentures represented by the global debenture if no successor depositary is appointed by WellPoint as set forth above under the caption entitled "--Global Debenture, Book-Entry Form." Likewise, a holder may exchange a certificated debenture for a beneficial interest in the global debenture held by DTC by surrendering the certificated debenture to a DTC participant, or banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

TAXATION OF DEBENTURES

    See the description under the caption entitled "Material U.S. Federal Income Tax Considerations" for a discussion of certain tax considerations relevant to a holder of debentures.

INFORMATION CONCERNING THE TRUSTEE

    WellPoint has appointed The Bank of New York as trustee under the indenture, and as paying agent, conversion agent, registrar and custodian with regard to the debentures.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the prospectus.

    "DESIGNATED SENIOR INDEBTEDNESS" means any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which WellPoint is a party, expressly provides that such Senior Indebtedness will be Designated Senior Indebtedness for purposes of the indenture; PROVIDED that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness.

    "FUNDAMENTAL CHANGE" means the occurrence of any transaction or event in connection with which all or substantially all common stock will be exchanged for, converted into, acquired for or constitute solely the right to receive any form of consideration which is not all or substantially all common stock listed, or, upon consummation of or immediately following such transaction or event, which will be listed, on a United States national securities exchange or approved for quotation on The NASDAQ National Market or any similar United States system of automated dissemination of quotations of securities prices.

    "INDEBTEDNESS" means, with respect to any person and without duplication:

    (1) all indebtedness, obligations and other liabilities, contingent or otherwise, of such person for borrowed money;

    (2) all reimbursement obligations and other liabilities, contingent or otherwise, of such person with respect to letters of credit, bank guarantees or bankers' acceptances;

    (3) all obligations and liabilities, contingent or otherwise, in respect of leases of such person;

       (a) required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such person; or

       (b) required, in conformity with generally accepted accounting principles to be accounted for as an operating lease, PROVIDED that either (i) such operating lease requires, at the end of the term thereof, that such person make any payment other than accrued periodic rent in the event that such person does not acquire the leased real property and related fixtures subject to such lease, or (ii) such person has an option to acquire the leased real property and related fixtures, whether such option is exercisable at any time or under specified circumstances;

    (4) all obligations of such person, contingent or otherwise, with respect to an interest rate swap, cap or collar agreement or other similar instrument or agreement;

    (5) all direct or indirect guaranties or similar agreements by such person in respect of, and obligations or liabilities, contingent or otherwise, of such person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (4) above;

    (6) any indebtedness or other obligations described in clauses (1) through
       (4) above secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby will have been assumed by such person; and

    (7) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (6).

    "MARKET PRICE" means the average of the Sale Prices of the Common Stock for the five trading day period ending on the third business day prior to the applicable purchase date, if the third business day prior to the applicable purchase date is a trading day or, if it is not a trading day, then on the last trading day prior to such third business day, appropriately adjusted to take into account the occurrence during the period commencing on the first of such trading days during such five trading day period and ending on such purchase date of certain events that would result in an adjustment of the conversion rate under the indenture with respect to the common stock. Because the Market Price of the common stock is determined prior to the applicable purchase date, holders of debentures bear the market risk with respect to the value of the common stock to be received from the date of determination of such Market Price to such purchase date. WellPoint may elect to pay the purchase price in common stock only if the information necessary to calculate the Market Price is reported in a daily newspaper of national circulation.

    "SALE PRICE OF THE COMMON STOCK" means, on any date, the closing per share sale price, or if no closing sale price is reported, the average bid and ask prices or, if more than one, in either case, the average of the average bid and average ask prices, on such date as reported in the composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional stock exchange, as reported by The NASDAQ National Market.

    "SENIOR INDEBTEDNESS" means the principal of, premium, if any, interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, rent and end of term payments payable on or in connection with, and, to the extent not included in the foregoing, all amounts payable as fees, costs, expenses, liquidated damages, indemnities, repurchase and other put obligations and other amounts to the extent accrued or due on or in connection with Indebtedness of WellPoint, whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by WellPoint, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Notwithstanding the foregoing, the term Senior Indebtedness does not include:

    (1) Indebtedness evidenced by the debentures;

    (2) Indebtedness of WellPoint to any subsidiary of WellPoint, a majority of the voting stock of which is owned, directly or indirectly, by WellPoint;

    (3) accounts payable or other Indebtedness to trade creditors created or assumed by WellPoint in the ordinary course of business; and

    (4) any particular Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness will not be senior in right of payment to, or is PARI PASSU with, or is subordinated or junior to, the debentures.

    "TAX EVENT" means that WellPoint has received an opinion from independent tax counsel experienced in such matters to the effect that, as a result of:

    (1) an amendment to, or change or announced prospective change in, the laws or regulations of the U.S. or any political subdivision or taxing authority thereof or therein; or

    (2) any amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority, in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after the date of this prospectus, there is more than an insubstantial risk that interest, including original issue discount, payable on the debentures either (a) would not be deductible on a current accrual basis or (b) would not be deductible under any other method, in either case in whole or in part, by WellPoint by reason of deferral, disallowance or otherwise for U.S. federal income tax purposes.

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
                MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following is a general discussion of material U.S. federal income tax considerations relating to the initial purchase, ownership and disposition of the debentures and common stock to U.S. holders, and certain material U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of the debentures and common stock to non-U.S. holders. The discussion is a summary only and does not purport to be a complete analysis of all the potential tax considerations relating to the purchase, ownership and disposition of the debentures and common stock. We have based this summary on the U.S. federal income tax laws on the date of this prospectus. These laws may change, possibly retroactively. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of purchasing, owning or disposing of debentures and common stock.

    The discussion does not address all tax consequences that may be important to you in light of your specific circumstances. For instance, this discussion does not address the alternative minimum tax provisions of the tax code, or special rules applicable to certain categories of investors, such as certain financial institutions, insurance companies, tax-exempt organizations, dealers in securities, or persons who hold debentures or common stock as part of a hedge, conversion or constructive sale transaction, straddle or other risk reduction transaction, that may be subject to special rules. This discussion is limited to purchasers of debentures who acquire the debentures from the underwriters in the initial offering of the debentures, and will not apply unless the holder holds the debentures and any common stock into which the debentures are converted as capital assets. This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction or U.S. estate and gift tax law as applicable to U.S. holders.

    Persons considering the purchase of a debenture should consult their own tax advisors as to the particular tax consequences to them of acquiring, holding, converting or otherwise disposing of the debentures and common stock, including the effect and applicability of state, local or foreign tax laws.

U.S. HOLDERS

    As used in this discussion, the term U.S. holder means a holder of a debenture or common stock that is:

    (1) for United States federal income tax purposes, a citizen or resident of the United States;

    (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

    (3) an estate, the income of which is subject to United States federal income taxation regardless of its source; or

    (4) a trust, the administration of which is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or if the trust was in existence on August 20, 1996, and has elected to continue to be treated as a United States trust.

A non-U.S. holder is any holder other than a U.S. holder.

    ORIGINAL ISSUE DISCOUNT OR INTEREST ON THE DEBENTURES. The debentures will be issued at a substantial discount from their stated redemption price at maturity. For U.S. federal income tax purposes, the excess of the stated redemption price at maturity of each debenture over its issue price constitutes original issue discount. The issue price of the debentures will equal the initial price at which a substantial amount of the debentures is sold to the public, not including sales to the underwriters. U.S. holders of the debentures will be required to include original issue discount in taxable ordinary income

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
as it accrues before receipt of the cash attributable to such income, regardless of such U.S. holder's regular method of accounting for U.S. federal income tax purposes. A U.S. holder of a debenture must include in gross income for federal income tax purposes the sum of the daily portions of original issue discount with respect to the debenture for each day during the taxable year or portion of a taxable year on which such U.S. holder holds the debenture. The daily portion is determined by allocating to each day of each accrual period a pro rata portion of an amount equal to the adjusted issue price of the debenture at the beginning of the accrual period multiplied by the yield to maturity of the debenture, determined by compounding at the close of each accrual period and adjusted for the length of the accrual period. The adjusted issue price of a debenture at the start of any accrual period will be the issue price of the debenture increased by the accrued original issue discount for each prior accrual period. Under these rules, U.S. holders will have to include in gross income increasingly greater amounts of original issue discount in each successive accrual period. A U.S. holder's original tax basis for determining gain or loss on the sale or other disposition of a debenture will be increased by any accrued original issue discount includable in such U.S. holder's gross income.

    There are circumstances under which we could make a payment on a debenture which would affect the yield to maturity of a debenture, including, as described under "Description of Debentures," in the event of certain defaults. According to Treasury Regulations, the possibility of a change in the yield will not be treated as affecting the amount of original issue discount required to be recognized by a holder, or the timing of such recognition, if the likelihood of the change, as of the date the debt obligations are issued, is remote. We intend to take the position that the likelihood of any change in the yield on the debentures is remote. We also take the position that there is no alternative payment schedule that would minimize the yield on the debentures to WellPoint.

    The modification of the terms of the debentures by us upon a Tax Event as described in "Description of Debentures--Optional Conversion to Semiannual Coupon Debenture upon a Tax Event," could possibly alter the timing of income recognition by the holders with respect to the semiannual payments of interest due after the option exercise date.

    We or our paying agent will be required to furnish annually to the IRS and each U.S. holder information regarding the amount of original issue discount attributable to that year.

    SALE, EXCHANGE OR RETIREMENT OF THE DEBENTURES. Upon the sale, exchange or retirement of a debenture, including as a result of a tender upon the occurrence of a fundamental change, and, except as discussed in the next paragraph on a purchase date, a U.S. holder will generally recognize gain or loss equal to the difference between the sale or redemption proceeds and the U.S. holder's adjusted tax basis in the debenture.

    If a U.S. holder elects to exercise its option to tender the debentures to us on a purchase date and we issue common stock in satisfaction of all or part of the purchase price, the exchange of the debentures for common stock should qualify as a reorganization for federal income tax purposes. If the purchase price is paid solely in common stock, except in the case of a fractional share described below, a U.S. holder should not recognize any gain or loss realized. If the purchase price is paid in a combination of common stock and cash, other than cash received in lieu of a fractional share, gain, but not loss, realized by the U.S. holder should be recognized, but only to the extent of the cash received. A U.S. holder's initial tax basis in the common stock received should be equal to such U.S. holder's adjusted tax basis in the debenture tendered (except for any portion allocable to a fractional share of common stock), increased by the amount of gain recognized, other than with respect to a fractional share, and decreased by the amount of any cash received, except cash received in lieu of a fractional share. The holding period for common stock received in the exchange should include the holding period of the debenture tendered to WellPoint in exchange for common stock. The receipt of cash in

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
lieu of a fractional share of common stock should generally result in capital gain or loss, measured by the difference between the amount of cash received for the fractional share and the U.S. holder's tax basis in the fractional share interest.

    A holder's adjusted tax basis in a debenture will generally equal the holder's cost of the debenture increased by any original issue discount previously included in income by such holder with respect to such debenture and decreased by any payments received thereon. Gain or loss realized on the sale, exchange or retirement of a debenture will generally be capital gain or loss and will be long-term capital gain or loss if the debenture is held for more than one year. Long-term capital gain recognized by an individual U.S. holder is generally subject to a maximum U.S. federal rate of tax of 20%.

    CONVERSION OF DEBENTURES. A U.S. holder's conversion of a debenture into common stock will generally not be a taxable event, except with respect to cash received in lieu of a fractional share. A U.S. holder's basis in the common stock received on conversion of a debenture will be the same as the U.S. holder's basis in the debenture at the time of conversion, exclusive of any tax basis allocable to a fractional share, and the holding period for the common stock received on conversion will include the holding period of the debenture converted. The receipt of cash in lieu of a fractional share of common stock should generally result in capital gain or loss, measured by the difference between the cash received for the fractional share interest and the U.S. holder's tax basis in the fractional share interest. If WellPoint elects to pay cash in lieu of issuing common stock upon the tender of a debenture for conversion, the U.S. holder will recognize gain or loss equal to the difference between the proceeds received and the U.S. holder's adjusted tax basis in the debenture.

    DIVIDENDS; ADJUSTMENT OF CONVERSION PRICE. Dividends, if any, paid on the common stock generally will be includable in the income of a U.S. holder as ordinary income to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. If at any time we make a distribution of property to shareholders that would be taxable to such shareholders as a dividend for federal income tax purposes and, pursuant to the anti-dilution provisions of the indenture, the conversion rate of the debentures is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. holders of debentures. If the conversion rate is increased at our discretion or in certain other circumstances, or if we implement a shareholder rights plan, such increase or implementation also may be deemed to be the payment of a taxable dividend to U.S. holders of debentures. The absence of such an adjustment to the conversion rate also may, in certain circumstances, be treated as a taxable dividend to U.S. holders.

    CERTAIN MODIFICATIONS OR ASSUMPTIONS. The terms of the debentures may be modified upon the consent of a specified percentage of holders and, in some instances, without consent of the holders. In addition, the debentures may be assumed upon certain transactions involving WellPoint. The modification or assumption of a debenture could, in certain instances, give rise to a deemed exchange of a debenture for a new debenture for U.S. federal income tax purposes. If an exchange is deemed to occur by reason of a modification or assumption, the amount and timing of taxable income required to be recognized by a U.S. holder with respect to a debenture could be affected.

    SALE OF COMMON STOCK. Upon the sale or exchange of common stock, a U.S. holder generally will recognize capital gain or capital loss equal to the difference between the amount realized on such sale or exchange and the holder's adjusted tax basis in such shares. Such capital gain or loss will be long-term capital gain or loss if the cumulative holding period of the common stock, including the holding period of a debenture converted to such common stock as described above, is more than one year. Long-term capital gain of individuals will generally be taxed at a maximum U.S. federal tax rate of 20%. See "--Sale, Exchange or Retirement of the Debentures."

NON-U.S. HOLDERS

    The following discussion is a summary of the principal U.S. federal income and estate tax consequences resulting from the ownership of the debentures or common stock by non-U.S. holders.

    WITHHOLDING TAX ON PAYMENTS OF PRINCIPAL AND ORIGINAL ISSUE DISCOUNT ON DEBENTURES. The payment of principal, including any original issue discount included therein, of a debenture by us or any of our paying agents to any non-U.S. holder will not be subject to U.S. federal withholding tax, provided that in the case of payment of cash in respect of original issue discount (i) the non-U.S. holder does not actually or constructively own 10% or more of the total voting combined power of all classes of our stock, (ii) the non-U.S. holder is not a controlled foreign corporation that is related to us within the meaning of the tax code, and (iii) either (A) the beneficial owner of the debenture certifies to the applicable payor or its agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address on United States Treasury Form W-8, or a suitable substitute or successor form, or
(B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, and holds the debenture certifies under penalties of perjury that such a Form W-8, or suitable substitute form, has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof. Except to the extent otherwise provided under an applicable tax treaty, a non-U.S. holder generally will be taxed in the same manner as a U.S. holder with respect to original issue discount on a debenture if such original issue discount is effectively connected with a U.S. trade or business of the non-U.S. holder. Effectively connected interest received by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate, or, if applicable, a lower treaty rate. Such effectively connected original issue discount will not be subject to withholding tax if the holder delivers an IRS Form 4224, and, beginning December 31, 2000, a Form W-8ECI, to the payor.

    DIVIDENDS. Dividends, if any, paid on the common stock to a non-U.S. holder, and, after December 31, 2000, any deemed dividends resulting from an adjustment to the conversion rate, see "U.S. Holders--Dividends; Adjustment of Conversion Price" above, generally will be subject to a 30% U.S. federal withholding tax, subject to reduction for non-U.S. holders eligible for the benefits of certain income tax treaties. Currently, for purposes of determining whether tax is to be withheld at the 30% rate or at a reduced treaty rate, we will ordinarily presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. A non-U.S. holder is required to satisfy certain certification requirements to claim treaty benefits. Except as otherwise provided under an applicable tax treaty, a non-U.S. holder will be taxed in the same manner as a U.S. holder on dividends paid, or deemed paid, that: (1) are effectively connected with the conduct of a trade or business in the United States, or (2) if a tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder. Such dividends generally are not subject to the 30% withholding rate, provided that the non-U.S. holder timely files the appropriate form with the paying agent. If such dividends are received by a non-U.S. holder that is a foreign corporation, the non-U.S. holder may also be required to pay U.S. branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    GAIN ON DISPOSITION OF THE DEBENTURES AND COMMON STOCK. A non-U.S. holder generally will not be required to pay U.S. federal income tax on gain realized on the sale, exchange or redemption of a debenture, including the exchange of a debenture for common stock, or the sale or exchange of common stock unless:

    (1) in the case of an individual non-U.S. holder, such holder is present in the United States for 183 days or more in the year of such sale, exchange or redemption and either (A) has a tax home in the United States and certain other requirements are met, or (B) the gain from the disposition is attributable to an office or other fixed place of business in the United States;

    (2) the non-U.S. holder is required to pay tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates;

    (3) the gain is effectively connected with the conduct of a U.S. trade or business of or, if a tax treaty applies, is attributable to a U.S. permanent establishment of, the non-U.S. holder; or

    (4) in the case of the disposition of common stock, we are a U.S. real property holding corporation. We do not believe that we currently are a U.S. real property holding corporation or that we will become one in the future.

    U.S. FEDERAL ESTATE TAX. A debenture held by an individual who at the time of death is not a citizen or resident of the United States, as specially defined for U.S. federal estate tax purposes, will not be required to pay U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual's death, payments with respect to such debenture would not have been effectively connected with the conduct by such individual of a trade or business in the United States. Common stock held by an individual who at the time of death is not a citizen or resident of the United States, as specially defined for U.S. federal estate tax purposes, will be included in such individual's estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty otherwise applies.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    U.S. HOLDERS. Information reporting will apply to payments of interest or dividends on or the proceeds of the sale or other disposition of the debentures or shares of common stock with respect to certain noncorporate U.S. holders, and backup withholding at a rate of 31% may apply to such payments unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. holder's federal income tax, provided that the required information is provided to the IRS on a timely basis.

    NON-U.S. HOLDERS. We must report annually to the IRS and to each non-U.S. holder the amount of any dividends paid to, and the tax withheld with respect to, such non U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

    Under current Treasury Regulations, backup withholding and information reporting will not apply to payments of principal, including cash payments in respect of original issue discount, on the debentures by us or our agent to a non-U.S. holder if the non-U.S. holder certifies as to its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption, provided that neither we nor our agents have actual knowledge that the holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied. The payment of the proceeds on the disposition of debentures or shares of common stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a non-U.S. holder of debentures or shares of common stock to or through a foreign office of a broker will not be subject to backup withholding or information reporting. However, if such broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person, 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a U.S. trade or business, or, in the case of payments made after December 31, 2000, a foreign partnership with certain connections to the United States, information reporting requirements will apply unless such broker has documentary evidence in its files of the holder's non-U.S. status and has no actual knowledge to the contrary or unless the holder otherwise establishes an exemption.

    The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. In addition, these regulations impose more stringent conditions on the ability of financial intermediaries acting for a non-U.S. holder to provide certifications on behalf of the holder, which may include entering into an agreement with IRS to audit certain documentation with respect to such certifications. These regulations are generally effective for payments made after December 31, 2000, subject to certain transition rules. You should consult your own tax advisor to determine the effects of the application of these regulations to your particular circumstances.

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                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

    Under our certificate of incorporation, we are authorized to issue up to 300,000,000 shares of common stock, $0.01 par value. As of June 28, 1999, there were 67,696,064 shares of common stock issued and outstanding. In addition, up to 10,900,000 shares, excluding decreases that have occurred as a result of issuances, have been reserved for issuance upon the exercise of options and awards or upon purchase under our 1999 Stock Incentive Plan, 1994 Stock Option/Award Plan, Employee Stock Purchase Plan and Employee Stock Option Plan. ChaseMellon Shareholder Services, L.L.C. is the transfer agent and registrar of the shares of common stock.

    Shares of our common stock:

    - are not redeemable;

    - do not have any conversion rights and are not subject to call;

    - do not have any preemptive rights which would allow the holders of our common stock to maintain their percentage of ownership in future offerings or sales of our stock;

    - are entitled to one vote per share on all matters submitted to a vote of our stockholders with no cumulative voting rights;

    - are fully paid and nonassessable;

    - are entitled to receive dividends, if any, as and when declared from time to time by our board of directors out of assets or funds legally available for distribution, subject to the restrictions on shares owned in excess of the ownership limit as described below; and

    - will be entitled to participate ratably, in proportion to the number of shares held, in our net assets available for distribution to holders of our common stock, upon liquidation, dissolution or winding up of our affairs.

PREFERRED STOCK

    We are authorized to issue up to 50,000,000 shares of preferred stock, $0.01 par value, none of which is outstanding as of the date of this prospectus. Our board of directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, without any further vote or action by our stockholders, unless action is required by applicable laws or regulations or by the terms of other outstanding preferred stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company.

CERTAIN CHARTER PROVISIONS THAT MAY LIMIT CHANGES IN CONTROL

    In connection with our recapitalization in May 1996, we entered into a license agreement with the Blue Cross Blue Shield Association which granted us the exclusive license to use the Blue Cross name in California. The license agreement requires as a condition to our retention of the Blue Cross license that our certificate of incorporation contain the following provisions:

    RESTRICTIONS ON OWNERSHIP AND TRANSFER

    Our certificate of incorporation provides that no person other than the selling stockholder may beneficially own shares of voting capital stock of our company in excess of the ownership limit. As a result of an agreement between us and the Blue Cross Blue Shield Association executed in December 1997, in accordance with the provisions of Article VII,
Section 14(f)(2) of our certificate of incorporation, the ownership limit is the following:

    - for any "Institutional Investor," one share less than 10% of our outstanding voting securities; and

    - for any "Noninstitutional Investor," other than the selling stockholder, one share less than 5% of our outstanding voting securities.

    "Institutional Investor" means any person if (but only if) such person is:

    - a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended;

    - a bank as defined in Section 3(a)(6) of the Exchange Act;

    - an insurance company as defined in Section 3(a)(19) of the Exchange Act;

    - an investment company registered under Section 8 of the Investment Company Act of 1940;

    - an investment adviser registered under Section 203 of the Investment Advisers Act of 1940;

    - an employee benefit plan, or pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or an endowment fund;

    - a parent holding company, provided the aggregate amount held directly by the parent, and directly and indirectly by its subsidiaries which are not persons specified in the six bullet points listed above, does not exceed one percent of the securities of the subject class such as common stock; or

    - a group, provided that all the members are persons specified in the seven bullet points listed above.

    In addition, every filing made by such person with the SEC under Regulations 13D-G (or any successor regulations) under the Exchange Act with respect to that person's beneficial ownership must contain a certification (or a substantially similar one) that our common stock acquired by that person was acquired in the ordinary course of business and was not acquired for the purpose of and does not have the effect of changing or influencing the control of our company and was not acquired in connection with or as a participant in any transaction having such purpose or effect.

    "Noninstitutional Investor" means any person that is not an Institutional Investor.

    Any transfer of stock that would result in any person beneficially owning shares of voting capital stock in excess of the ownership limit will result in the intended transferee acquiring no rights in such shares (with certain exceptions) and the person's shares will be deemed transferred to an escrow agent to be held until the shares are transferred to a person whose ownership of the shares will not violate the ownership limit. These provisions prevent a third party from obtaining control of our company without obtaining the supermajority vote required to amend our certificate of incorporation and may have the effect of discouraging or even preventing a merger or business combination, a tender offer or similar extraordinary transaction involving us.

    Our certificate of incorporation provides that the ownership limit applies to the beneficial ownership of our common stock. Under our Blue Cross license agreement, the Blue Cross Blue Shield Association reserves the authority to determine how convertible securities, such as the debentures, will be treated for purposes of determining a particular holder's beneficial ownership of our common stock.

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
We currently anticipate that, for purposes of the ownership limit, the Blue Cross Blue Shield Association will treat a holder of debentures at a particular time as beneficially owning shares of common stock equal to the greater of:

    - the number of shares into which the debentures could be converted upon exercise of the conversion right at such time; and

    - the number of shares which the holder would receive if we paid the holder in shares of common stock upon exercise of the holder's redemption right (assuming redemption of the debentures at a price equal to the original issue price plus then accrued original issue discount and based on the then-current market price of our common stock).

    This deemed beneficial ownership will be aggregated with a debenture holder's other beneficial ownership of our common stock for purposes of determining if the ownership limit provisions have been violated. If the conversion rate of the debentures is adjusted, you will be deemed to beneficially own a greater number of shares of our common stock. Your deemed beneficial ownership of our common stock will fluctuate as a result of changes in the market price of our common stock.

    STOCKHOLDERS' MEETINGS

    Our certificate of incorporation provides that special meetings of our stockholders may be called at any time only by a majority of the board of directors, the chairman of the board, the president or the holders of shares entitled to cast not less than 10% of the votes at the meeting. This provision will make it more difficult for stockholders to take actions opposed by the board of directors.

    NO ACTION BY STOCKHOLDER CONSENT

    Our certificate of incorporation prohibits action that is required or permitted to be taken at any annual or special meeting of our stockholders from being taken by the written consent of stockholders without a meeting.

    CLASSIFIED BOARD OF DIRECTORS

    Our certificate of incorporation and bylaws provide that our board of directors is divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. These classes, after an interim period, will serve for staggered three-year terms. The classified board provisions could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our stockholders. In addition, these provisions could delay stockholders who do not like the policies of the board of directors from removing a majority of the members of the board for two years unless such stockholders can show cause and obtain the requisite vote.

    SUPERMAJORITY PROVISIONS

    Under our certificate of incorporation, the affirmative vote of the holders of at least 75% of each class of the shares of voting capital stock represented and voting at a duly held meeting of stockholders at which a quorum is present, voting by class, is required to amend certain provisions of the certificate of incorporation, including the provisions concerning:

    - the number of directors,

    - the classified board provision,

    - the filling of vacancies on the board of directors,

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
    - the power of directors to amend our certificate of incorporation,

    - the prohibition on stockholder action by written consent,

    - the ownership and transfer restrictions,

    - the prohibition on cumulative voting by stockholders, and

    - the requirement for supermajority stockholder approval to amend such provisions.

    In addition, any amendment of our certificate of incorporation, and amendment of certain provisions of our bylaws, requires the approval of the greater of two-thirds or seven of the company's directors.

SHARES ELIGIBLE FOR FUTURE SALE

    We have granted the California HealthCare Foundation certain demand and unlimited "piggyback" registration rights. In addition, when the California HealthCare Foundation is no longer deemed to be our affiliate, and upon expiration of the applicable lock-up period described under the caption entitled "Underwriters," it may freely sell the remainder of its shares of our common stock at any time. We have agreed to grant certain demand and unlimited "piggyback" registration rights to Georgia Strategic Healthcare, LLC, a stockholder of Cerulean, on the closing of the merger with Cerulean. Under this agreement, if necessary to allow the stockholder to sell freely its shares, we will register for possible sale all of this stockholder's common stock from the closing of the merger through 90 days after the closing. Based on an assumed price of our common stock of $81, this stockholder will receive approximately 1,098,000 shares of our common stock in the merger. In addition, upon closing of our merger with Cerulean, approximately 70,000 individual Cerulean stockholders may receive relatively small amounts of our common stock. Based upon an assumed price of our common stock of $81 per share, we expect to issue approximately 3.4 million shares in connection with the Cerulean transaction. All of these shares will be freely tradeable upon issuance. Sales of substantial amounts of our common stock in the public market by the California HealthCare Foundation or Georgia Strategic Healthcare, LLC, or by other Cerulean stockholders, may adversely affect the market price of our common stock.

                                  UNDERWRITERS

    Under the terms and subject to the conditions in the underwriting agreement, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of debentures set forth opposite their names below:

                                                                                AGGREGATE
                                                                                 PRINCIPAL
NAME                                                                        AMOUNT AT MATURITY
                                                                            ------------------
Morgan Stanley & Co. Incorporated.........................................   $    130,000,000
Bear, Stearns & Co. Inc...................................................         65,000,000
Credit Suisse First Boston Corporation....................................         65,000,000
                                                                            ------------------
    Total.................................................................   $    260,000,000
                                                                            ------------------
                                                                            ------------------

    The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the debentures are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the debentures in the offering if any are taken.

    The underwriters propose to offer part of the debentures directly to the public at the public offering price of $671.65 per $1,000 principal amount at maturity of the debentures and part to certain dealers at a price that represents a concession not in excess of 1.007% of the principal amount at maturity of the debentures. After the initial offering of the debentures, the offering price and other selling terms may from time to time be varied by the underwriters.

    The company has granted to the underwriters an option, exercisable within 30 days of the date of this prospectus, to purchase up to an additional $39,000,000 aggregate principal amount at maturity of the debentures solely for the purpose of covering over-allotments, if any.

    We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of these liabilities.

    We do not intend to apply for listing of the debentures on a national securities exchange, but have been advised by the underwriters that they presently intend to make a market in the debentures as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the debentures and any market-making may be discontinued at any time at the sole discretion of the any underwriter. Accordingly, we cannot assure you that a trading market for the debentures will be created.

    Our company and certain of our executive officers have agreed that we will not, during the period ending 90 days after the date of this prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

    - enter into any swap or other arrangement that transfers to another person, in whole or in part, any of the economic consequences of ownership of the common stock,

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
whether any transaction described above is to be settled by delivery of common stock or other securities, in cash, or otherwise. These restrictions are subject to certain limited exceptions, as set forth in the underwriting agreement, including those relating to:

    - the issuance of options or common stock under employee or director benefit plans and stock for stock exercise of options;

    - the issuance of shares by us in connection with the acquisition of a business; and

    - the repurchase of shares of common stock from the California HealthCare Foundation.

    In order to facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the debentures. Specifically, the underwriters may stabilize the price of the debentures and the underwriters may bid for, and purchase, the debentures in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the debentures in the offering, if the syndicate repurchases previously distributed debentures in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the debentures above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

    From time to time, one of our underwriters, Credit Suisse First Boston Corporation and its banking affiliate, has provided investment banking, financial advisory and commercial banking services to us.

                                 LEGAL MATTERS

    The validity of the debentures to be offered in this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP, San Francisco, California. Certain legal matters in connection with the offering will be passed upon for the underwriters by Latham & Watkins, Los Angeles, California.

                                    EXPERTS

    Our consolidated financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, incorporated by reference into the prospectus, have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report on these financial statements and are incorporated into this prospectus by reference in reliance upon the authority of PricewaterhouseCoopers LLP as experts in accounting and auditing. Ernst & Young LLP, independent auditors, have audited Cerulean Companies, Inc.'s consolidated financial statements included in Amendment No. 5 to our Registration Statement (Form S-4 No. 333-64955), as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. You may also obtain copies of these materials from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding companies and other persons that file electronically with the SEC. The

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
SEC's Internet website address is http:\\www.sec.gov\. You may inspect reports and other information that we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York, 10005. We have filed a registration statement and related exhibits with the SEC under the Securities Act. The registration statement, which includes this prospectus, contains additional information about our company and the debentures. You may inspect the registration statement and exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

    The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that we have filed with the SEC:

Annual Report on Form 10-K...................  for the year ended December 31, 1998
Quarterly Report on Form 10-Q................  for the quarter ended March 31, 1999
The description of common stock contained in   filed on June 12, 1997
  our registration statement on Form 8-B.....
Cerulean Companies, Inc. Consolidated          filed on September 30, 1998, as amended.
  Financial Statements contained in
  WellPoint's Registration Statement on Form
  S-4........................................

    We are also incorporating by reference additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of the prospectus and the termination of the offering of the debentures. You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                               Investor Relations
                         WellPoint Health Networks Inc.
                                1 WellPoint Way
                            Thousand Oaks, CA 91362
                                 (805) 557-6789

    You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. Neither we nor the underwriters have authorized anyone else to provide you with different information.

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